Exhibit 10.7

MASTER LEASE AGREEMENT

BETWEEN

HCRI MASSACHUSETTS PROPERTIES TRUST

HCRI MASSACHUSETTS PROPERTIES TRUST II

AND

KINDRED HOSPITALS EAST, L.L.C.

February 28, 2006

(i)

(ii)

(iii)

(iv)

SCHEDULE 1:	INITIAL RENT SCHEDULE

EXHIBIT A:	LEGAL DESCRIPTIONS

EXHIBIT B:	PERMITTED EXCEPTIONS

EXHIBIT C:	FACILITY INFORMATION

EXHIBIT D:	WIRE TRANSFER INSTRUCTIONS

(v)

SECTION		PAGE
EXHIBIT E:	DOCUMENTS TO BE DELIVERED

EXHIBIT F:	FORM OF MEMORANDUM OF LEASE

EXHIBIT G:	ASSIGNED LEASES AND TENANCIES

(vi)

MASTER LEASE AGREEMENT

This Master Lease Agreement (“Lease”) is made effective as of February 28, 2006 (the “Effective Date”) between HCRI MASSACHUSETTS PROPERTIES TRUST, a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts (“HCN-MA” and a “Landlord” as further defined in §1.4 below), having its principal office located at One SeaGate, Suite 1500, P. O. Box 1475, Toledo, Ohio 43603-1475, HCRI MASSACHUSETTS PROPERTIES TRUST II, a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts (“HCN-MA II” and a “Landlord” as further defined in §1.4 below), having its principal office located at One SeaGate, Suite 1500, P. O. Box 1475, Toledo, Ohio 43603-1475, and KINDRED HOSPITALS EAST, L.L.C., a Delaware limited liability company organized under the laws of the State of Delaware (“Tenant”), having its chief executive office located at 680 South Fourth Avenue, Louisville, Kentucky 40202.

R E C I T A L S

A. Landlord desires to lease the Leased Property to Tenant and Tenant desires to lease the Leased Property from Landlord upon the terms set forth in this Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1: LEASED PROPERTY, TERM AND DEFINITIONS

1.1 Leased Property. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Property, subject, however, to the Permitted Exceptions and subject to the terms and conditions of this Lease.

1.2 Indivisible Lease. This Lease constitutes one indivisible lease of the entire Leased Property. The Leased Property constitutes one economic unit and the Base Rent and all other provisions have been negotiated and agreed to based on a lease of all of the Leased Property as a single, composite, inseparable transaction. This Lease would not have been made on these terms if it was not a single indivisible lease. Except as expressly provided herein for specific, isolated purposes including without limitation pursuant to Article 9 (with respect to casualty), Article 10 (with respect to condemnation), and Article 13 (with respect to purchase options) (and then only to the extent expressly otherwise stated), all provisions of this Lease shall apply equally and uniformly to all the Leased Property as one unit and any Event of Default under this Lease is an Event of Default as to the entire Leased Property. Subject to the exceptions set forth in the preceding sentence, the parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single indivisible lease of all the Leased Property and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under the Bankruptcy Code, this is one indivisible and nonseverable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby. The parties agree that the existence of more than one Landlord under this Lease does not affect the indivisible, nonseverable nature of this Lease. The parties may amend this Lease from time to time to include one or more additional Facility Properties as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.

1.3 Term. The initial term (“Initial Term”) of this Lease commences on the Effective Date, and expires at 12:00 Midnight Eastern Time on the day before the fifteenth anniversary of the Commencement Date (the “Expiration Date”); provided, however, that Tenant has one or more options to renew the Lease pursuant to Article 12.

1.4 Definitions. Except as otherwise expressly provided, [i] the terms defined in this section have the meanings assigned to them in this section and include the plural as well as the singular; [ii] all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as of the time applicable; and [iii] the words “herein”, “hereof” and “hereunder” and similar words refer to this Lease as a whole and not to any particular section.

“ADA” means the federal statute entitled Americans with Disabilities Act, 42 U.S.C. §12101, et seq.

“Additional Rent” has the meaning set forth in §2.3.

“Affiliate” means any person, corporation, partnership, limited liability company, trust, or other legal entity that, directly or indirectly, controls, or is controlled by, or is under common control with Tenant or Guarantor. “Control” (and the correlative meanings of the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity. “Affiliate” includes, without limitation, each Guarantor.

“Affiliate Subtenant” means, [i] as of the Effective Date, each Affiliate of Tenant identified on Exhibit C as a subtenant of a Facility or a sub-subtenant of a Facility, individually and collectively, which will be the licensed operator of its respective Facility or a portion thereof as shown on Exhibit C, and [ii] at any time during the Term, any other Affiliate of Tenant, which may be a subtenant of a Facility or a sub-subtenant of a Facility in accordance with the terms of this Lease and which is also the licensed operator of a Facility or a portion thereof. References in this Lease to “Affiliate Subtenant” shall mean each Affiliate Subtenant individually and shall relate to such Affiliate Subtenant’s respective Facility unless expressly stated otherwise.

“Alterations” has the meaning set forth in §16.1.

“Alterations Summary” has the meaning set forth in §16.2.

“Annual Facility Budget” means Tenant’s projection of the Facility Financial Statement for the next fiscal year (or the 12-month rolling forward period, if applicable).

“Annual Financial Statements” means [i] for Tenant and Affiliate Subtenant, an unaudited balance sheet, statement of income, and statement of cash flows for the most recent fiscal year on an individual facility and consolidated basis, [ii] for Parent, an audited balance sheet, statement of income, and statement of cash flows for the most recent fiscal year on an individual facility and consolidated basis; [iii] for each Facility, an audited Facility Financial Statement for the most recent fiscal year; and [iv] for Guarantor, an unaudited balance sheet and statement of income for the most recent fiscal year.

“Annual Rent Increase” means the sum of [i] the product of the Base Rent for the Measurement Year (adjusted to take into consideration any Leased Property purchased by Tenant during such Measurement Year) times the applicable Increaser Rate, plus [ii] the Rent Shortfall, if any.

“Assigned Leases and Tenancies” has the meaning set forth in §18.6.

“Bankruptcy Code” means the United States Bankruptcy Code set forth in 11 U.S.C. §101, et seq., as amended from time to time.

“Base Rent” has the meaning set forth in §2.1, as increased from time to time pursuant to §2.2.

“Business Day” means any day other than a Saturday, Sunday, or national holiday.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Certifying Party” has the meaning set forth in §21.4.

“Closing” means the closing of the lease of the Leased Property to Tenant.

“Closing Certificate” means the Closing Certificate of even date from Tenant and Affiliate Subtenant in favor of Landlord.

“Commencement Date” means the Effective Date if such date is the first day of a month, and if it is not, the first day of the first month following the Effective Date.

“Commitment” means the Amended and Restated Term Sheet for the Lease dated February 21, 2006, as amended.

“Company” means Kindred Healthcare Operating, Inc., a corporation organized under the laws of the State of Delaware.

“Controlling Person” means any [i] Person(s) which, directly or indirectly (including through one or more intermediaries), controls Tenant and would be deemed an Affiliate of Tenant, including any partners, shareholders, principals, members, trustees and/or beneficiaries of any such Person(s) to the extent the same control Tenant and would be deemed an Affiliate of Tenant, and [ii] Person(s) which controls, directly or indirectly (including through one or more intermediaries), any other Controlling Person(s) and which would be deemed an Affiliate of any such Controlling Person(s).

“CPI” means the Consumer Price Index for All Urban Consumers, U.S. Cities Average, All Items Less Food and Energy (1982-84 = 100) published by the Bureau of Labor Statistics of the U.S. Department of Labor; provided that if compilation of the CPI in its present form and calculated on its present basis is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the CPI published by the Bureau of Labor Statistics shall be used. If there is no such similar index, a substitute index which is then generally recognized as being similar to the CPI shall be used, such substitute index to be reasonably selected by Landlord.

“Default Rent” has the meaning set forth in §8.6.

“Early Option” has the meaning set forth in §13.7.

“Early Option Period” has the meaning set forth in §13.7.

“Effective Date” means the date of this Lease.

“Environmental Agreement” means the Environmental Agreement of even date among Landlord, Tenant, and the SNF-ALF Tenant.

“Environmental Laws” means all federal, state, and local laws, ordinances and policies the purpose of which is to protect human health and the environment, as amended from time to time, including, but not limited to, [i] CERCLA; [ii] the Resource Conservation and Recovery Act; [iii] the Hazardous Materials Transportation Act; [iv] the Clean Air Act; [v] Clean Water Act; [vi] the Toxic Substances Control Act; [vii] the Occupational Safety and Health Act; [viii] the Safe Drinking Water Act; and [ix] analogous state laws and regulations.

“Event of Default” has the meaning set forth in §8.1.

“Expiration Date” has the meaning set forth in §1.3.

“Facility” means each facility located on a portion of the Land, including the Facility Property associated with such Facility. References in this Lease to “the Facility” shall mean each Facility individually unless expressly stated otherwise.

“Facility Financial Statement” means a financial statement for each Facility which shall include the balance sheet, statement of income, occupancy census data (including payor mix), and a comparison of the actual financial data versus the Annual Facility Budget for the applicable period.

“Facility Name” means the name under which a Facility has done business during the Term. The Facility Name in use by each Facility on the Effective Date is set forth on the attached Exhibit C.

“Facility Property” means the portion of the Land on which a Facility is located, the legal description of which is set forth beneath the applicable Facility Name on Exhibit A, the Improvements on such portion of the Land, the Related Rights with respect to such portion of the Land, and Landlord’s Personal Property with respect to such Facility.

“Facility Revenue Change” shall be determined by dividing [i] the Facility Revenues during the Measurement Year by [ii] the Facility Revenues for the calendar year immediately preceding the Measurement Year.

“Facility Revenues” means revenues generated from the sale of goods or services at or through the Leased Property, whether by Tenant, any Affiliate Subtenant, or any subtenant or licensee of Tenant or Affiliate Subtenant which revenues are primarily derived from services provided to patients (including, without limitation, revenues received or receivable for the use of or otherwise by reason of all rooms, beds and other facilities provided, meals served, services performed or goods sold at the Leased Property.

“Facility State” means the State in which a respective Facility is located.

“Facility Uses” means the uses relating to the operation of a Facility as a facility of the type and subject to §14.11, operating the number of beds set forth on Exhibit C with respect to such Facility.

“Fair Market Value” has the meaning set forth in §13.3.

“Fixtures” means all permanently affixed equipment, machinery, fixtures and other items of real and/or personal property (excluding Landlord’s Personal Property), including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to the Improvements, including, without limitation, all such furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, towers and other devices for the transmission of radio, television and other signals, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto.

“Government Authorizations” means all permits, licenses, approvals, consents, and authorizations required to comply with all Legal Requirements, including, but not limited to, [i] zoning permits, variances, exceptions, special use permits, conditional use permits, and consents; [ii] the permits, licenses, provider agreements and approvals required for licensure and operation of each Facility in accordance with its respective Facility Uses and certified as a provider under the federal Medicare and state Medicaid programs; [iii] environmental, ecological, coastal, wetlands, air, and water permits, licenses, and consents; [iv] curb cut, subdivision, land use, and planning permits, licenses, approvals and consents; [v] building, sign, fire, health, and safety permits, licenses, approvals, and consents; and [vi] architectural reviews, approvals, and consents required under restrictive covenants.

“Guarantor” means Company and each Affiliate Subtenant, individually and collectively.

“Guaranty” means each Unconditional and Continuing Lease Guaranty entered into by a Guarantor to guarantee payment and performance of all of Tenant’s payment and performance obligations under this Lease and any amendments thereto or substitutions or replacements therefor.

“Hazardous Materials” means any substance [i] which requires removal or remediation under any Environmental Law, including, without limitation, asbestos containing materials or any substance which is toxic, explosive, flammable, radioactive, or otherwise hazardous; or [ii] which is regulated under or classified under any Environmental Law as hazardous or toxic, including, but not limited to, any substance within the meaning of “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, “regulated substance”, “solid waste” or “pollutant” as defined in any Environmental Law.

“HCN” means Health Care REIT, Inc., a corporation organized under the laws of the State of Delaware.

“HCN-MA” means HCRI Massachusetts Properties Trust, a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts.

“HCN-MA II” means HCRI Massachusetts Properties Trust II, a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts.

“Impositions” has the meaning set forth in §3.2.

“Improvements” means all buildings, structures, Fixtures and other improvements of every kind on any portion of the Land, including, but not limited to, alleys, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures, now or hereafter situated upon any portion of the Land.

“Increaser Rate” means 2.5% plus the Rate Shortfall, if any.

“Initial Term” has the meaning set forth in §1.3.

“Investment Amount” means $72,450,000.00 as of the Effective Date.

“Issuer” means a financial institution reasonably satisfactory to Landlord issuing the Letter of Credit and such Issuer’s successors and assigns. Any “Issuer” shall have a Lace Financial Service Rating of “C+” or higher at all times throughout the Term.

“Land” means the real property described in Exhibit A attached hereto.

“Landlord” means HCN-MA and HCN-MA II, individually and collectively.

“Landlord’s Personal Property” means all Personal Property owned by Landlord on the Effective Date and located at the Facility, including, without limitation, all Personal Property located at the Facility as of the Effective Date as evidenced by an inventory of the Facility to be completed by Landlord and Tenant after Closing, together with any and all replacements thereof, and all Personal Property that pursuant to the terms of this Lease becomes the property of Landlord during the Term.

“LC Proceeds” has the meaning set forth in §20.3.

“Lease” means this Master Lease Agreement, as amended from time to time.

“Lease Documents” means this Lease, the Environmental Agreement, and the Closing Certificate.

“Lease Year” means each consecutive period of 365 or 366 days throughout the Term. The first Lease Year commences on the Commencement Date and expires on the day before the first anniversary of the Commencement Date.

“Leased Property” means all of the Land, Improvements, Related Rights and Landlord’s Personal Property.

“Leasehold Mortgage” means a mortgage, a deed of trust, a deed to secure debt or other security instrument by which Tenant’s leasehold estate is mortgaged or otherwise transferred, to secure a debt.

“Leasehold Mortgagee” means Lender.

“Legal Requirements” means all laws, regulations, rules, orders, writs, injunctions, decrees, certificates, requirements, agreements, conditions of participation and standards of any federal, state, county, municipal or other governmental entity, administrative agency, insurance underwriting board, architectural control board, private third-party payor, accreditation organization, or any restrictive covenants applicable to the development, construction, condition and operation of the Facility by Tenant to the extent they are Permitted Encumbrances, including, but not limited to, [i] zoning, building, fire, health, safety, sign, and subdivision regulations and codes; [ii] certificate of need laws (if applicable); [iii] licensure to operate as each Facility in accordance with its respective Facility Uses; [iv] Medicare and Medicaid certification requirements (if applicable); [v] the ADA; [vi] any Environmental Laws; and [vii] requirements, conditions and standards for participation in third-party payor insurance programs.

“Lender” means JP Morgan Chase Bank and its successors and assigns or any financial institution or other financial company which routinely makes mortgage loans and is the primary or secondary lender to Parent, Guarantor, Tenant, and Affiliate Subtenant.

“Letter of Credit” means an irrevocable and transferable Letter of Credit in an amount as set forth under the terms of this Lease, issued by Issuer in favor of Landlord as security for the Lease and in a customary form otherwise acceptable to Landlord, and any amendments thereto or replacements or substitutions therefor. No Letter of Credit is currently required at the Closing of this Master Lease but may be delivered after the Effective Date pursuant to the terms of this Lease.

“Major Alterations” means [i] Alterations that [a] affect building systems or structure at any Leased Property, in a manner which is not material, and [b] the cost of which exceeds $500,000, [ii] Alterations that materially affect the building structure or building systems at any Leased Property, [iii] Alterations that alter the footprint of any existing buildings at the Leased Property, and [iv] the construction of any new buildings at the Leased Property.

“Material Obligations” means any indebtedness exceeding $50,000,000.00 secured by a security interest in or a lien, deed of trust or mortgage on any of the Leased Property (or any part thereof) or any of Tenant’s Property and any agreement relating thereto.

“Measurement Year” means the Lease Year ending immediately before the Rent Adjustment Date.

“New Lease” has the meaning set forth in §23.7.

“New Tenant” has the meaning set forth in §23.7 and upon approval by Landlord shall be deemed to be a Replacement Operator for purposes of §15.9.

“Non-Structural Major Alterations” has the meaning set forth in §16.2.

“Option Amount” means the Investment Amount (as of the Effective Date).

“Option Price” has the meaning set forth in §13.2.

“Option to Purchase” has the meaning set forth in §13.1.

“Parent” means Kindred Healthcare, Inc.

“Periodic Financial Statements” means [i] for Tenant and Affiliate Subtenant, an unaudited balance sheet and statement of income for the most recent quarter; [ii] for Parent, an audited balance sheet and statement of income for the most recent quarter, [iii] for the Facility, an unaudited Facility Financial Statement for the most recent month; and [iv] for Guarantor, an unaudited balance sheet and statement of income of Guarantor for the most recent quarter.

“Permitted Alterations” means Alterations that [i] do not affect the structure or the building systems or that do not alter the building footprint, at any Leased Property, [ii][a] affect building systems or building structure at any Leased Property, in a manner which is not material and [b] the cost of which does not exceed $500,000, and [iii] are not otherwise Major Alterations.

“Permitted Exceptions” means all easements, liens, encumbrances, restrictions, agreements and other title matters existing as of the Effective Date, including, without limitation, the exceptions to title set forth on Exhibit B attached hereto, and any sublease of any portion of the Leased Property made in complete accordance with Article 18.

“Permitted Liens” means [i] liens granted by Tenant to Landlord, if any, or with Landlord’s consent; [ii] liens customarily incurred by Tenant or Affiliate Subtenant in the ordinary course of business for items not more than thirty (30) days delinquent (provided, that, no such lien is in imminent danger of foreclosure), including mechanic’s liens and deposits and charges under workers’ compensation laws; [iii] liens for taxes and assessments not yet due and payable; [iv] any lien, charge, or encumbrance which is being contested in good faith pursuant to this Lease; [v] the Permitted Exceptions; [vi] subleases permitted under this Lease; [vii] purchase money financing and capitalized equipment leases for the acquisition of personal property that are not prohibited by the terms of the Lease; and [viii] liens in favor of Lender.

“Permitted Transfer” has the meaning set forth in §18.1.1.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Personal Property” means all machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other personal property (but excluding consumable inventory and supplies owned by Tenant) used in connection with the Leased Property, together with all replacements and alterations thereof and additions thereto, except items, if any, included within the definition of Fixtures or Improvements.

“Plans and Specifications” has the meaning set forth in §16.2.

“Portfolio Cash Flow” has the meaning set forth in §15.7.1.

“Portfolio Coverage Ratio” has the meaning set forth in §15.7.1.

“Purchase Notice” has the meaning set forth in §13.1.

“Qualified Capital Expenditures” means the expenditures capitalized on the books of Tenant or Affiliate Subtenant for any of the following: replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and replacement of siding; roof replacements, including replacements of gutters, downspouts, eaves and soffits; repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior; but excluding additions to existing buildings and maintenance and repairs to the Leased Property that do not extend the useful life of the Leased Property.

“Rate Shortfall” means, as of the applicable Rent Adjustment Date, a cumulative annual percentage amount equal to the sum of 2.5% for each Lease Year in which there was no Annual Rent Increase.

“Related Rights” means all easements, rights (including bed operating rights) and appurtenances relating to the Land and the Improvements.

“Renewal Date” means the first day of each Renewal Term.

“Renewal Option” has the meaning set forth in §12.1.

“Renewal Term” has the meaning set forth in §12.1.

“Rent” means Base Rent, Additional Rent and Default Rent.

“Rent Adjustment Date” means each anniversary of the Commencement Date.

“Rent Schedule” means the schedule issued by Landlord to Tenant showing the Base Rent to be paid by Tenant pursuant to the terms of this Lease, as such schedule is amended from time to time by Landlord. The initial Rent Schedule is attached to this Lease as Schedule 1 or will be attached following Closing if the Rent Schedule cannot be determined until the day of Closing.

“Rent Shortfall” means the cumulative amount equal to the difference between the Base Rent payable for each Lease Year in which there was no Annual Rent Increase and the Base Rent that would have been payable if the Base Rent had been calculated based upon a rate of return to Landlord that increased by 2.5% each Lease Year.

“Replacement Operator” has the meaning set forth in §15.9.1.

“Requesting Party” has the meaning set forth in §21.4.

“Securities Act” means The Securities Act of 1933, as amended.

“SNF-ALF Lease” means the Master Lease Agreement of even date among Landlord and the SNF-ALF Tenant for SNF-ALF facilities located in Massachusetts.

“SNF-ALF Tenant” means Kindred Nursing Centers East, L.L.C., a limited liability company organized under the laws of the State of Delaware.

“Tenant” has the meaning set forth in the introductory paragraph of this Lease.

“Tenant’s Property” has the meaning set forth in §11.1.

“Term” means the Initial Term and each Renewal Term.

“Transfer” has the meaning set forth in §18.1.

1.5 Landlord as Agent. With respect to its respective Facility, each Landlord appoints HCN as the agent and lawful attorney-in-fact of such Landlord to act for such Landlord for all purposes and actions of Landlord under this Lease and the other Lease Documents. All notices, consents, waivers and all other documents and instruments executed by HCN pursuant to the Lease Documents from time to time and all other actions of HCN as Landlord under the Lease Documents shall be binding upon such Landlord. All Rent payable under this Lease shall be paid to HCN.

ARTICLE 2: RENT

2.1 Base Rent. Tenant shall pay Landlord base rent (“Base Rent”) in advance in consecutive monthly installments payable on the first day of each month during the Term commencing on the Commencement Date. If the Effective Date is not the first day of a month, Tenant shall pay Landlord Base Rent on the Effective Date for the partial month, i.e., for the period commencing on the Effective Date and ending on the day before the Commencement Date. The Base Rent payable for the first Lease Year is as shown on the Rent Schedule, subject to adjustment pursuant to §2.2.2 if applicable. For the second and each subsequent Lease Year of the Initial Term, the Base Rent shall be paid in accordance with the most recent revised Rent Schedule provided by Landlord pursuant to §2.2, as applicable. The Base Rent for each Renewal Term will be determined in accordance with §12.2.

2.2 Base Rent Adjustments. Commencing on the first Rent Adjustment Date and on each Rent Adjustment Date thereafter, the monthly installment of Base Rent shall increase by an amount equal to 1/12th of the Annual Rent Increase; provided, however, that if the Facility Revenue Change as of the Rent Adjustment Date is less than 75%, there shall not be an Annual Rent Increase for such Lease Year and the Base Rent will be equal to the Base Rent payable for the prior Lease Year. As of each Rent Adjustment Date, Landlord shall calculate the Annual Rent Increase and shall deliver the revised Rent Schedule to Tenant no later than 30 days after the Rent Adjustment Date. Until the revised Rent Schedule is delivered to Tenant, Tenant shall pay the monthly Base Rent with the Annual Rent Increase calculated based upon an Increaser Rate of 2.5%. After the revised Rent Schedule is delivered to Tenant, if the actual monthly Base Rent is more or less than the monthly Base Rent paid pursuant to the preceding sentence, the difference shall be added to or deducted from (as applicable) the monthly Base Rent payment made for the following month. Thereafter, Tenant shall make monthly Base Rent payments in accordance with the revised Rent Schedule.

2.3 Additional Rent. In addition to Base Rent, Tenant shall pay all other amounts, liabilities, obligations and Impositions which Tenant assumes or agrees to pay under this Lease including any fine, penalty, interest, charge and cost which may be added for nonpayment or late payment of such items (collectively the “Additional Rent”).

2.4 Place of Payment of Rent. Tenant shall make all payments of Rent to Landlord by electronic wire transfer in accordance with the wiring instructions set forth in Exhibit D attached hereto, subject to change in accordance with other written instructions provided by Landlord from time to time.

2.5 Net Lease. This Lease shall be deemed and construed to be an “absolute net lease”, and Tenant shall pay all Rent and other charges and expenses in connection with the Leased Property throughout the Term, without abatement, deduction, recoupment or setoff. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of nonpayment of the Rent.

2.6 No Termination, Abatement, Etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms. Except for rights specifically granted to Tenant herein, Tenant shall not, without the consent of

Landlord, modify, surrender or terminate the Lease, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or setoff or recoupment against the Rent. Except as expressly provided in this Lease, the obligations of Landlord and Tenant shall not be affected by reason of [i] any damage to, or destruction of, the Leased Property or any part thereof from whatever cause or any Taking (as hereinafter defined) of the Leased Property or any part thereof; [ii] the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, or any part thereof, the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; [iii] any claim which Tenant has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties; [iv] any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Landlord or any assignee or transferee of Landlord; or [v] any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Except as otherwise specifically provided in this Lease, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law [a] to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof; or [b] entitling Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

ARTICLE 3: IMPOSITIONS AND UTILITIES

3.1 Payment of Impositions. Tenant shall pay, as Additional Rent, all Impositions that may be levied or become a lien on the Leased Property or any part thereof at any time (whether prior to or during the Term), without regard to prior ownership of said Leased Property, before any fine, penalty, interest, or cost is incurred; provided, however, Tenant may contest any Imposition in accordance with §3.7. Tenant’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. Landlord shall promptly provide copies of any notices, bills or assessments it receives relating to Impositions to Tenant with reasonably sufficient time for Tenant to pay such amounts. Tenant shall have no liability, including, without limitation, interest and penalties on unpaid amounts, for failure of Landlord to give notice to Tenant of Impositions for which Tenant has not otherwise received notice and for which Landlord has actually received notice. Tenant, at its expense, shall prepare and file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. Tenant shall be entitled to any refund due from any taxing authority if no monetary Event of Default shall have occurred hereunder and be continuing and if Tenant shall have paid all Impositions prior to the date they become delinquent as of the date of the refund. Landlord shall be entitled to any refund from any taxing authority if a monetary Event of Default has occurred and is continuing. Any refunds retained by Landlord due to an Event of Default shall be applied to any outstanding obligations of Tenant hereunder as Landlord shall determine. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. In any jurisdictions where Tenant is not legally permitted to file property tax returns, then Landlord shall make such filings. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Landlord will provide Tenant with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest. Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall fully cooperate with Tenant in such protest, appeal, or other action. Tenant shall reimburse Landlord for all personal property taxes paid by Landlord within 30 days after receipt of billings accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made. Impositions imposed in respect to the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination, and Tenant’s obligation to pay its prorated share thereof shall survive such termination.

3.2 Definition of Impositions. “Impositions” means, collectively, [i] subject to clause [1] in this section below, taxes (including, without limitation, all capital stock and franchise taxes of Landlord imposed by the Facility State or any governmental entity in the Facility State due to this lease transaction or Landlord’s ownership of the Leased Property and the income arising therefrom, or due to Landlord being considered as doing business in the Facility State because of Landlord’s ownership of the Leased Property or lease thereof to Tenant), all real estate and personal property ad valorem, sales and use, business or occupation, single business, gross receipts, commercial activity, transaction privilege, rent or similar taxes; [ii] assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term); [iii] ground rents, water, sewer or other rents and charges, excises, tax levies, and fees (including, without limitation, license, permit, inspection, authorization and similar fees); [iv] all taxes imposed on Tenant’s operations of the Leased Property, including, without limitation, employee withholding taxes, income taxes and intangible taxes; [v] all taxes imposed by the Facility State or any governmental entity in the Facility State with respect to the conveyance of the Leased Property by Landlord to Tenant or Tenant’s designee, including, without limitation, conveyance taxes, capital gains taxes and commercial activity taxes; and [vi] all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or any part thereof and/or the Rent (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon [a] Landlord or Landlord’s interest in the Leased Property or any part thereof; [b] the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein; or [c] any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof. Notwithstanding the foregoing, Tenant shall not, however, be required to pay [1] any tax based on net income imposed on Landlord by any governmental entity other than the capital stock and franchise taxes described in clause [i] above; [2] franchise tax, registration fee or other fee payable as a result of or relating to a change in Landlord’s corporate structure or existence after the Effective Date; [3] any estate or inheritance tax of Landlord and its permitted successors and assigns; [4] any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof to a party other than Tenant, Affiliate Subtenant, Guarantor or any Affiliates, or the successors or assigns of the foregoing; or [5] except as expressly provided elsewhere in this Lease any principal or interest on any indebtedness on the Leased Property for which Landlord is the obligor or any ground rents under any encumbrances on Landlord’s fee interest in the Leased Property imposed by Landlord after the Effective Date.

3.3 Escrow of Impositions. If an Event of Default occurs under §8.1(a) and while it remains uncured, Tenant shall, at Landlord’s election, [i] deposit with Landlord on the first day of each month a sum equal to 1/12th of the Impositions assessed against the Leased Property for the preceding tax year, which sums shall be used by Landlord toward payment of such Impositions, and [ii] enter into a tax escrow agreement with Landlord in a form reasonably acceptable to Landlord and Tenant. The receipt by Landlord of the payment of such Impositions by and from Tenant shall only be as an accommodation to Tenant, the mortgagees, and the taxing authorities, and shall not be construed as rent or income to Landlord, Landlord serving, if at all, only as a conduit for delivery purposes.

3.4 Utilities. Tenant shall pay, as Additional Rent, all taxes, assessments, charges, deposits, and bills for utilities, including, without limitation, charges for water, gas, oil, sanitary and storm sewer, electricity, telephone service, and trash collection, which may be charged against the occupant of the Improvements during the Term.

3.5 Discontinuance of Utilities. Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance of utilities nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of rent or operate to release Tenant from any of Tenant’s obligations under this Lease.

3.6 Business Expenses. Tenant acknowledges that it is solely responsible for all expenses and costs incurred in connection with the operation of the Facility on the Leased Property, including, without limitation, employee benefits, employee vacation and sick pay, consulting fees, and expenses for inventory and supplies.

3.7 Permitted Contests. Tenant, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition or any Legal Requirement or insurance requirement or any lien, attachment, levy, encumbrance, charge or claim provided that [i] in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property; [ii] neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost; [iii] in the case of a Legal Requirement, Landlord would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; [iv] the provisions of this section shall not be construed to permit Tenant to contest the payment of Rent (except as to contests concerning the method of computation or the basis of levy of any Imposition or the basis for the assertion of any other claim) or any other sums payable by Tenant to Landlord hereunder; [v] in the case of an insurance requirement, the coverage required by Article 4 shall be maintained; and [vi] if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Rent due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or insurance requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may be reasonably required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. If Landlord does not join as a party therein, then Tenant hereby agrees to indemnify and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom except for any liability, cost or expense resulting from Landlord’s gross negligence or willful misconduct.

ARTICLE 4: INSURANCE

4.1 Property Insurance. At Tenant’s expense, Tenant shall maintain in full force and effect a property insurance policy or policies insuring the Leased Property against the following:

(a) Loss or damage commonly covered by a “Special Form” policy insuring against physical loss or damage to the Improvements and Personal Property, including, but not limited to, risk of loss from fire and other hazards, collapse, transit coverage, vandalism, malicious mischief, theft, earthquake (if the Leased Property is in earthquake zone 1 or 2) and sinkholes (if usually recommended in the area of the Leased Property). The policy shall be in the amount of the full replacement value (as defined in §4.5) of the Improvements and Personal Property and shall contain a commercially reasonable deductible amount. Landlord shall be named as an additional insured. The policy shall include a stipulated value endorsement or agreed amount endorsement and endorsements for contingent liability for operations of building laws, demolition costs, and increased cost of construction.

(b) If applicable, loss or damage by explosion of steam boilers, pressure vessels, or similar apparatus, now or hereafter installed on the Leased Property, in commercially reasonable amounts.

(c) Consequential loss of rents and income coverage insuring against all “Special Form” risk of physical loss or damage with limits and deductible amounts reasonably acceptable to Landlord covering risk of loss during the first nine months of reconstruction, and containing an endorsement for extended period of indemnity of at least six months, and shall be written with a stipulated amount of coverage if available at a reasonable premium.

(d) If the Leased Property is located, in whole or in part, in a federally designated 100-year flood plain area, flood insurance for the Improvements in an amount equal to the lesser of [i] the full replacement value of the Improvements; or [ii] the maximum amount of insurance available for the Improvements under all federal and private flood insurance programs.

(e) Loss or damage caused by the breakage of plate glass in commercially reasonable amounts.

(f) Loss or damage commonly covered by blanket crime insurance, including employee dishonesty, loss of money orders or paper currency, depositor’s forgery, and loss of property of patients accepted by Tenant for safekeeping, in commercially reasonable amounts.

4.2 Liability Insurance. At Tenant’s expense, Tenant shall maintain liability insurance against the following:

(a) Claims for personal injury or property damage commonly covered by comprehensive general liability insurance with endorsements for incidental malpractice, contractual, personal injury, owner’s protective liability, voluntary medical payments, products and completed operations, broad form property damage, and extended bodily injury, with commercially reasonable amounts for bodily injury, property damage, and voluntary medical payments acceptable to Landlord, but with a combined single limit of not less than $5,000,000.00 per occurrence.

(b) Claims for personal injury and property damage commonly covered by comprehensive automobile liability insurance, covering all owned and non-owned automobiles, with commercially reasonable amounts for bodily injury, property damage, and for automobile medical payments acceptable to Landlord, but with a combined single limit of not less than $5,000,000.00 per occurrence.

(c) Claims for personal injury commonly covered by medical malpractice and professional liability insurance in commercially reasonable amounts acceptable to Landlord.

(d) Claims commonly covered by workers’ compensation insurance for all persons employed by Tenant on the Leased Property. Such workers’ compensation insurance shall be in accordance with the requirements of all applicable local, state, and federal law.

4.3 Builder’s Risk Insurance. In connection with any construction, Tenant shall maintain in full force and effect a builder’s completed value risk policy (“Builder’s Risk Policy”) of insurance in a nonreporting form insuring against all “Special Form” risk of physical loss or damage to the Improvements, including, but not limited to, risk of loss from fire and other hazards, collapse, transit coverage, vandalism, malicious mischief, theft, earthquake (if Leased Property is in earthquake zone 1 or 2) and sinkholes (if usually recommended in the area of the Leased Property). The Builder’s Risk Policy shall include endorsements providing coverage for building materials and supplies and temporary premises. The Builder’s Risk Policy shall be in the amount of the full replacement value of the Improvements and shall contain a commercially reasonable deductible amount. Landlord shall be named as an additional insured. The Builder’s Risk Policy shall include an endorsement permitting initial occupancy.

4.4 Insurance Requirements. The following provisions shall apply to all insurance coverages required hereunder:

(a) The form and substance of all policies shall be subject to the approval of Landlord, which approval will not be unreasonably withheld.

(b) The carriers of all policies shall have a Best’s Rating of “A” or better and a Best’s Financial Category of XII or higher and shall be authorized to do insurance business in the Facility State.

(c) Tenant shall be the “named insured” and Landlord shall be an “additional insured” on each policy.

(d) Tenant shall deliver to Landlord certificates showing the required coverages and endorsements. The certificates of insurance shall provide that the policy may not be canceled or not renewed, and no material change or reduction in coverage may be made, without at least 30 days’ prior written notice to Landlord.

(e) The policies shall contain a severability of interest and/or cross-liability endorsement, provide that the acts or omissions of Tenant or Landlord will not invalidate the coverage of the other party, and provide that Landlord shall not be responsible for payment of premiums.

(f) All loss adjustment for claims greater than $300,000.00 shall require the written consent of Landlord and Tenant, as their interests may appear not to be unreasonably withheld. All other loss adjustment shall be solely determined by Tenant. Tenant shall give notice to Landlord of any adjustment for which Tenant is not obligated to obtain Landlord’s consent.

(g) Prior to the expiration of each insurance policy, Tenant shall deliver to Landlord a certificate showing renewal of such policy and payment of the annual premium therefor signed by Tenant’s insurance agent.

4.5 Replacement Value. The term “full replacement value” means the actual replacement cost thereof from time to time, including increased cost of construction endorsement, with no reductions or deductions. Tenant shall, in connection with each annual policy renewal, deliver to Landlord a redetermination of the full replacement value by the insurer or an endorsement indicating that the Leased Property is insured for its full replacement value. If Tenant makes any Major Alterations to the Leased Property, Landlord may have such full replacement value redetermined at any time after such Alterations are made, regardless of when the full replacement value was last determined.

4.6 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 4, Tenant may carry the insurance required by this Article under a blanket policy of insurance, provided that the coverage afforded Tenant will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all of the requirements of this Lease.

4.7 No Separate Insurance. Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, or increase the amounts of any then existing insurance, by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including Landlord and any mortgagees, are included therein as additional insureds or loss payees, the loss is payable under said insurance in the same manner as losses are payable under this Lease, and such additional insurance is not prohibited by the existing policies of insurance. Tenant shall immediately notify Landlord of the taking out of such separate insurance or the increasing of any of the amounts of the existing insurance by securing an additional policy or additional policies.

4.8 Waiver of Subrogation. Each party hereto hereby waives any and every claim which arises or may arise in its favor and against the other party hereto during the Term for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Leased Property, which loss or damage is covered by valid and collectible insurance policies, to the extent that such loss or damage is recoverable under such policies. Said mutual waiver shall be in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto. Inasmuch as the said waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto agrees immediately to give each insurance company which has issued to it policies of insurance, written notice of the terms of said mutual waivers, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers, so long as such endorsement is available at a reasonable cost.

4.9 Mortgages. The following provisions shall apply if Landlord now or hereafter places a mortgage on the Leased Property or any part thereof: [i] Tenant shall obtain a standard form of lender’s loss payable clause insuring the interest of the mortgagee; [ii] Tenant shall deliver a certificate of insurance to such mortgage; [iii] loss adjustment for claims greater than $300,000.00 shall require the consent of the mortgagee not to be unreasonably withheld; and [iv] Tenant shall provide such other information and documents as may be reasonably required by the mortgagee relating to the insurance required hereunder.

4.10 Escrows. After an Event of Default occurs under §8.1(a) and while it remains uncured, Tenant shall make such periodic payments of insurance premiums in accordance with Landlord’s requirements after receipt of notice thereof from Landlord.

ARTICLE 5: INDEMNITY

5.1 Tenant’s Indemnification. Tenant hereby indemnifies and agrees to hold harmless Landlord, any successors or assigns of Landlord, and Landlord’s and such successor’s and assign’s directors, officers, employees and agents from and against any and all demands, claims, causes of action, fines, penalties, damages (excluding consequential damages), losses, liabilities (including strict liability), judgments, and reasonable expenses (including, without limitation, reasonable attorneys’ fees, court costs, and the costs set forth in §8.7) incurred in connection with or arising from: [i] the use or occupancy of the Leased Property by Tenant or any persons claiming under Tenant; [ii] any activity, work, or thing done, or permitted or suffered by Tenant in or about the Leased Property; [iii] any acts, omissions, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person; [iv] any breach, violation, or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or of any such person, of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind, including, without limitation, any failure to comply with any applicable requirements under the ADA; [v] any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Leased Property; [vi] any construction, alterations, changes or demolition of the Facility performed by or contracted for by Tenant or its employees, agents or contractors; and [vii] any obligations, costs or expenses arising under any Permitted Exceptions, in each case excluding any such demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses incurred as a result of Landlord’s gross negligence or willful misconduct. If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim, Tenant, upon notice from Landlord, will defend the claim at Tenant’s expense with counsel reasonably satisfactory to Landlord. All amounts payable to Landlord under this section shall be payable on written demand and any such amounts which are not paid within thirty (30) days after demand therefor by Landlord shall bear interest at the rate of thirteen percent per annum. In case any action, suit or proceeding is brought against Tenant by reason of any such occurrence, Tenant shall use commercially reasonable efforts to defend such action, suit or proceeding.

5.1.1 Notice of Claim. Landlord shall notify Tenant in writing of any claim or action brought against Landlord in which indemnity may be sought against Tenant pursuant to this section. Such notice shall be given in sufficient time to allow Tenant to defend or participate in such claim or action, but the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Tenant under this section unless the failure to give such notice precludes or impairs Tenant’s defense of any such action.

5.1.2 Survival of Covenants. The covenants of Tenant and Landlord contained in this section shall remain in full force and effect after the termination of this Lease until the expiration of the period stated in the applicable statute of limitations during which a claim or cause of action may be brought and payment in full or the satisfaction of such claim or cause of action and of all reasonable expenses and charges incurred by Landlord relating to the enforcement of the provisions herein specified.

5.1.3 Reimbursement of Expenses. Unless prohibited by law, Tenant hereby agrees to pay to Landlord all of the reasonable fees, charges and reasonable out-of-pocket expenses incurred by Landlord in enforcing the provisions of this Lease.

5.2 Environmental Indemnity; Audits. Tenant hereby indemnifies and agrees to hold harmless Landlord, any successors to Landlord’s interest in this Lease, and Landlord’s and such successors’ directors, officers, employees and agents from and against any losses, claims, damages (excluding consequential damages), penalties, fines, liabilities (including strict liability), costs (including cleanup and recovery costs), and reasonable expenses (including expenses of litigation and reasonable consultants’ and attorneys’ fees) incurred by Landlord or any other indemnitee or assessed against any portion of the Leased Property by virtue of any claim or lien by any governmental or quasi-governmental unit, body, or agency, or any third party, for cleanup costs or other costs pursuant to any Environmental Law. Tenant’s indemnity shall survive the termination of this Lease. Provided, however, Tenant shall have no indemnity obligation with respect to [i] Hazardous Materials first introduced to the Leased Property subsequent to the date that Tenant’s occupancy of the Leased Property shall have fully terminated; [ii] Hazardous Materials introduced to the Leased Property by Landlord, its agents, employees, successors or assigns; or [iii] Hazardous Materials existing or introduced to the Leased Property prior to the Commencement Date. If at any time during the Term of this Lease any governmental authority notifies Landlord or Tenant of a violation of any Environmental Law or Landlord reasonably believes that a Facility may violate any Environmental Law, Landlord may require one or more environmental audits of such portion of the Leased Property, in such form, scope and substance as specified by Landlord, at Tenant’s expense, except if such violation relates to the situations in [i] or [ii] above, in which case, such audits shall be performed at Landlord’s expense. With respect to auditors for which Tenant is responsible pursuant to the preceding sentence, Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred in reviewing any environmental audit, including, without limitation, reasonable attorneys’ fees and costs.

5.3 Limitation of Landlord’s Liability. Landlord, its agents, and employees, will not be liable for any loss, injury, death, or damage (including consequential damages) to persons, property, or Tenant’s business occasioned by theft, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, order of governmental body or authority, fire, explosion, falling objects, steam, water, rain or snow, leak or flow of water (including water from the elevator system), rain or snow from the Leased Property or into the Leased Property or from the roof, street, subsurface or from any other place, or by dampness or from the breakage, leakage, obstruction, or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures of the Leased Property, or from construction, repair, or alteration of the Leased Property or from any acts or omissions of any other occupant or visitor of the Leased Property, or from any other cause beyond Landlord’s control unless Tenant can demonstrate that the problem was caused by Landlord’s gross negligence or willful misconduct.

ARTICLE 6: USE AND ACCEPTANCE OF PREMISES

6.1 Use of Leased Property. Tenant shall use and occupy the Leased Property exclusively for the Facility Uses specified for each Facility and for all lawful and licensed ancillary uses, and for no other purpose without the prior written consent of Landlord. Tenant shall obtain and maintain all approvals, licenses, and consents needed to use and operate the Leased Property as herein permitted.

6.2 Acceptance of Leased Property. Tenant acknowledges that [i] Tenant and its agents have had an opportunity to inspect the Leased Property; [ii] Tenant has found the Leased Property fit for Tenant’s use; [iii] Landlord will deliver the Leased Property to Tenant in “as-is” condition and Tenant accepts the Leased Property subject to all existing conditions and subject to the terms of the Environmental Agreement; [iv] Landlord is not obligated to make any improvements or repairs to the Leased Property including by not limited to the roof, walls, foundation, heating, ventilating, air conditioning, telephone, sewer, electrical, mechanical, elevator, utility, and plumbing. Tenant waives any claim or action against Landlord with respect to the condition of the Leased Property. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT.

6.3 Conditions of Use and Occupancy. Tenant agrees that during the Term it shall use and keep the Leased Property in a careful, safe and proper manner; not commit or suffer waste thereon; not use or occupy the Leased Property for any unlawful purposes; not use or occupy the Leased Property or permit the same to be used or occupied, for any purpose or business reasonably deemed extra-hazardous on account of fire or otherwise; keep the Leased Property in such repair and condition as may be required by the Board of Health, or other city, state or federal authorities, free of all cost to Landlord; not permit any acts to be done which will cause the cancellation, invalidation, or suspension of any insurance policy; and permit Landlord and its agents to enter upon the Leased Property at all reasonable times upon five (5) days prior notice (except in the case of an emergency) to examine the condition thereof. Landlord shall have the right to have an annual inspection of the Leased Property performed and Tenant shall pay an inspection fee of $1,500.00 per Facility plus Landlord’s reasonable out-of-pocket expenses within 30 days after receipt of Landlord’s invoice.

ARTICLE 7: MAINTENANCE AND MECHANICS’ LIENS

7.1 Maintenance. Tenant shall maintain, repair, and replace the Leased Property, including, without limitation, all structural and nonstructural repairs and replacements to the roof, foundations, exterior walls, HVAC systems, equipment, parking areas, sidewalks, water, sewer and gas connections, pipes and mains. Tenant shall pay, as Additional Rent, the full cost of maintenance, repairs, and replacements. Tenant shall maintain all drives, sidewalks, parking areas, and lawns on or about the Leased Property in a clean and orderly condition, free of accumulations of dirt, rubbish, snow and ice. Tenant shall at all times maintain, operate and otherwise manage the Leased Property on a basis and in a manner consistent with the standards of the highest quality competing facilities in the market areas served by the Leased Property. All repairs shall be performed in a good, workmanlike manner. Tenant shall permit Landlord to inspect the Leased Property at all reasonable times upon five (5) days prior notice (except in the case of an emergency) to the Kindred Leased Properties Manager or Vice President of Facilities and Real Estate Development. If Landlord gives Tenant notice of any maintenance conditions which are not being maintained by Tenant in accordance with this Lease, then Tenant shall act in good faith to investigate the issues raised in the notice, notify Landlord of the course of action Tenant intends to take with respect to the problem and the anticipated time required to complete the work in accordance with this section, and complete such work within such anticipated time period unless due to unforeseen circumstances such work cannot with due diligence be completed within such estimated time period, in which case such period of time shall be extended as may be necessary to complete such work but, in any event, the work shall be completed within one year after the date of Landlord’s original notice to Tenant. At each inspection of the Leased Property by Landlord, Tenant shall use commercially reasonable efforts to make its employee in charge of maintenance available to tour the Facility with Landlord and answer questions.

7.2 Required Alterations. Tenant shall, at Tenant’s sole cost and expense, make any additions, changes, improvements or alterations to the Leased Property, including structural alterations, which may be required by any governmental authorities, including those required to maintain licensure or certification under the Medicare and Medicaid programs (if so certified), whether such changes are required by Tenant’s use, changes in the law, ordinances, or governmental regulations, defects existing as of the date of this Lease, or any other cause whatsoever. All such additions, changes, improvements or alterations shall be deemed to be Permitted Alterations and shall comply with all laws requiring such alterations and with the provisions of §16.4.

7.3 Mechanic’s Liens. Tenant shall have no authority to permit or create a lien against Landlord’s interest in the Leased Property, and Tenant shall post notices or file such documents as may be required to protect Landlord’s interest in the Leased Property against liens. Tenant hereby agrees to defend, indemnify, and hold Landlord harmless from and against any mechanic’s liens against the Leased Property by reason of work, labor, services or materials supplied or claimed to have been supplied on or to the Leased Property. Tenant shall remove, bond-off, or otherwise obtain the release of any mechanic’s lien filed against the Leased Property within sixty (60) days after notice of the filing thereof. Tenant shall pay all expenses in connection therewith, including, without limitation, damages, interest, court costs and reasonable attorneys’ fees.

7.4 Replacements of Fixtures and Landlord’s Personal Property. Tenant shall not remove Fixtures and Landlord’s Personal Property from the Leased Property except to replace the Fixtures and Landlord’s Personal Property by other similar items of equal quality and value. Items being replaced by Tenant may be removed and shall become the property of Tenant and items replacing the same shall be and remain the property of Landlord. Landlord appoints Tenant as its agent and attorney-in-fact to act for Landlord in replacing Fixtures and Landlord’s Personal Property when replacement is necessary to meet Tenant’s maintenance obligations under this article. Tenant shall execute, upon written request from Landlord, any and all reasonable and customary documents necessary to evidence Landlord’s ownership of Landlord’s Personal Property and replacements therefor. Tenant shall not finance any individual replacements for the Fixtures and Landlord’s Personal Property.

ARTICLE 8: DEFAULTS AND REMEDIES

8.1 Events of Default. The occurrence of any one or more of the following shall be an event of default (“Event of Default”) hereunder without any advance notice to Tenant unless specified herein:

(a) Tenant fails to pay in full any installment of Base Rent, any Additional Rent or any other monetary obligation payable by Tenant under this Lease (including the Option Price), within 10 days after written notice from Landlord that such payment is due;

provided, however, that Landlord shall not be obligated to provide more than two such notices to Tenant within any two-year time period during the Term. After receipt of such second notice, Tenant shall thereafter have a grace period of 10 days after the payment is due in which to make the payment and no notice and cure period shall be applicable.

(b) Tenant, Affiliate Subtenant or Guarantor (where applicable) fails to comply with any covenant set forth in Article 14, §15.6 or §15.7.

(c) Tenant fails to observe and perform any other covenant, condition or agreement under this Lease to be performed by Tenant and [i] such failure continues for a period of 30 days after written notice thereof is given to Tenant by Landlord; or [ii] if, by reason of the nature of such default it cannot be remedied within 30 days, Tenant fails to proceed with diligence reasonably satisfactory to Landlord after receipt of the notice to cure the default, or in any event, fails to cure such default within 180 days after receipt of the notice. The foregoing notice and cure provisions do not apply to any Event of Default otherwise specifically described in any other subsection of §8.1.

(d) Tenant or Affiliate Subtenant abandons or vacates any Facility Property or ceases to operate any Facility except as permitted under §14.11 and except during any period that Tenant cannot reasonably be expected to conduct business at a Facility because of fire or other casualty or condemnation, interruption of services of electrical, water or plumbing to the Facility or because of any cause beyond Tenant’s reasonable control including strikes, war, terrorist act, labor troubles or the occurrence of an act of God.

(e) [i] The filing by Tenant, Affiliate Subtenant or Guarantor of a petition under the Bankruptcy Code or the commencement of a bankruptcy or similar proceeding by Tenant, Affiliate Subtenant or Guarantor; [ii] the failure by Tenant, Affiliate Subtenant or Guarantor within 60 days to dismiss an involuntary bankruptcy petition or other commencement of a bankruptcy, reorganization or similar proceeding against such party, or to lift or stay any execution, garnishment or attachment of such consequence as will impair its ability to carry on its operation at the Leased Property; [iii] the entry of an order for relief under the Bankruptcy Code in respect of Tenant, Affiliate Subtenant or Guarantor; [iv] any assignment by Tenant, Affiliate Subtenant or Guarantor for the benefit of its creditors; [v] the entry by Tenant, Affiliate Subtenant or Guarantor into an agreement of composition with its creditors during or in connection with a bankruptcy proceeding by Tenant, Affiliate Subtenant or Guarantor; [vi] the approval by a court of competent jurisdiction of a petition applicable to Tenant, Affiliate Subtenant or Guarantor in any proceeding for its reorganization instituted under the provisions of any state or federal bankruptcy, insolvency, or similar laws; [vii] appointment by final order, judgment, or decree of a court of competent jurisdiction of a receiver of a whole or any substantial part of the properties of Tenant, Affiliate Subtenant or Guarantor (provided such receiver shall not have been removed or discharged within 60 days of the date of his qualification).

(f) [i] Any administrator, custodian or other similar person takes possession or control of any of the Leased Property and continues in possession for 60 days; [ii] any writ against any of the Leased Property is not released within 60 days; [iii] any judgment is rendered or proceedings are instituted against the Leased Property, Tenant or Affiliate

Subtenant which affect the Leased Property or any part thereof, which is not dismissed for 60 days (except as otherwise provided in this section) unless Tenant is proceeding with due diligence to release any such judgment and has provided reasonable security to Landlord; [iv] all or a substantial part of the assets of Tenant, Affiliate Subtenant or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors; [v] Tenant, Affiliate Subtenant or Guarantor is enjoined, restrained, or in any way prevented by court order, or any proceeding is filed or commenced seeking to enjoin, restrain or in any way prevent Tenant, Affiliate Subtenant or Guarantor from conducting all or a substantial part of its business or affairs; or [vi] except for a Permitted Lien, a lien that Tenant is contesting pursuant to §3.7, or a lien arising from Landlord’s action or failure to act, a final notice of lien, levy or assessment is filed of record with respect to all or any part of the Leased Property or any property of Tenant or Affiliate Subtenant located at the Leased Property and is not dismissed, discharged, or bonded-off within 60 days.

(g) Any representation or warranty made by Tenant, Affiliate Subtenant or Guarantor in this Lease or any other document executed in connection with this Lease, any guaranty of this Lease, or any report, certificate, application, financial statement or other instrument furnished by Tenant, Affiliate Subtenant or Guarantor pursuant hereto or thereto shall prove to be false, misleading or incorrect in any material respect as of the date made and the foregoing results in a material adverse effect on the Leased Property or Tenant’s ability to satisfy its obligations under this Lease.

(h) The SNF-ALF Tenant fails to pay Base Rent under the SNF-ALF Lease and such failure continues for a period of 120 days without such default having been cured, or the occurrence of a default under any Material Obligation that results in acceleration of the obligation and initiation of foreclosure (or equivalent judicial proceedings) related to real or personal property collateral. This provision applies to the SNF-ALF Lease and the Material Obligations as they may be amended, modified, extended, or renewed from time to time.

(i) Any Guarantor of this Lease, dissolves, terminates, files a petition in bankruptcy, or is adjudicated insolvent under the Bankruptcy Code or any other insolvency law, or fails to comply with any covenant or requirement of such guarantor set forth in this Lease or in the Guaranty of such Guarantor.

(j) [i] The license for the Facility or any other Government Authorization necessary to operate the Facility is canceled, suspended, reduced to provisional or temporary, or otherwise invalidated and not reinstated within 270 days thereafter; or [ii] license revocation or decertification proceedings are commenced against Tenant or Affiliate Subtenant and not dismissed within 270 days; or [iii] an admissions ban is issued for the Facility and not dismissed within 270 days; or [iv] except as permitted under §14.11, any voluntary reduction occurs in the number of licensed beds at the Facility; provided, however that if the actions referenced under clauses [i], [ii], and [iii] are not dismissed within 270 days, such failure shall not cause an Event of Default hereunder if Tenant delivers to Landlord a Letter of Credit in an amount equal to one year’s Base Rent for the affected Facility to be held by Landlord as security for Tenant’s obligations under this Lease as provided in Article 20 until such time as there is a final, unappealable determination in favor of Tenant or Affiliate Subtenant or the action is dismissed.

(k) A final, unappealable determination shall occur whereby an involuntary reduction occurs in the number of licensed beds at the Facility and such reduction equals 5% or more of the total number of licensed beds at the Facility.

8.2 Remedies. Upon the occurrence and during the continuance of an Event of Default under this Lease or any Lease Document, and at any time thereafter until Landlord waives the default in writing or acknowledges cure of the default in writing, at Landlord’s option, without declaration, notice of nonperformance, protest, notice of protest, notice of default, notice to quit or any other notice or demand of any kind, Landlord may exercise any and all rights and remedies provided in this Lease or any Lease Document or otherwise provided under law or in equity, including, without limitation, any one or more of the following remedies:

(a) Landlord may re-enter and take possession of the Leased Property without terminating this Lease, and lease the Leased Property for the account of Tenant, holding Tenant liable for all reasonable costs of Landlord in reletting the Leased Property and for the difference in the amount received by such reletting and the amounts payable by Tenant under the Lease.

(b) Landlord may terminate this Lease by written notice to Tenant, exclude Tenant from possession of the Leased Property and use efforts to lease the Leased Property to others, holding Tenant liable for the difference in the amounts received from such reletting and the amounts payable by Tenant under this Lease.

(c) Landlord may re-enter the Leased Property and have, repossess and enjoy the Leased Property as if this Lease had not been made, and in such event, Tenant and its successors and assigns shall remain liable for any contingent or unliquidated obligations or sums owing at the time of such repossession less any amounts recouped by Landlord from reletting.

(d) Landlord may accelerate all of the unpaid Rent hereunder based on the then current Rent Schedule and Tenant shall be liable for the present value of the aggregate Rent for the unexpired term of this Lease, discounted at an annual rate equal to the then-current U.S. Treasury Note rate for the closest comparable term less the present value of fair market rental for the unexpired term of this Lease, discounted at the same rate.

(e) Landlord may demand payment from Tenant of an amount equal to the Outstanding Straight Line Rent Receivable accrued by Landlord under this Lease as of the date that Tenant surrenders possession of the Leased Property (“Surrender Date”). As used herein, the “Outstanding Straight Line Rent Receivable” means [i] the amount of Base Rent that would have accrued under this Lease, up to the Surrender Date, if the Base Rent were calculated based upon the mathematical average of Landlord’s rate of return over the entire Initial Term after taking into account the Inflation Adjustment (as defined in the Commitment) for each Lease Year of the entire Initial Term, minus [ii] the amount of Base Rent payable under this Lease, up to the Surrender Date, based upon the Rent Schedule, i.e. based upon Landlord’s rate of return including the annual Inflation Adjustment imposed for each Lease Year up to the Surrender Date, as computed in accordance with generally accepted accounting principles.

(f) Landlord may take whatever action at law or in equity as may appear necessary or desirable to collect the Rent and other amounts payable under this Lease then due and thereafter to become due, or to enforce performance and observance of any obligations, agreements or covenants of Tenant under this Lease.

(g) Without waiving any prior or subsequent Event of Default, Landlord may waive any Event of Default or, with or without waiving any Event of Default, remedy any default.

(h) Landlord may apply, through appropriate legal action, with notice to Tenant, for the appointment of a receiver for the Leased Property.

8.3 Right of Setoff. Landlord may, and is hereby authorized by Tenant to, following the occurrence and during the continuance of an Event of Default without advance notice to Tenant (any such notice being expressly waived by Tenant), setoff or recoup and apply any and all sums held by Landlord, any indebtedness of Landlord to Tenant, and any claims by Tenant against Landlord, against any obligations of Tenant hereunder and against any claims by Landlord against Tenant, whether or not such obligations or claims of Tenant are matured and whether or not Landlord has exercised any other remedies hereunder. The rights of Landlord under this section are in addition to any other rights and remedies Landlord may have against Tenant.

8.4 Performance of Tenant’s Covenants. Landlord may perform any obligation of Tenant for which Tenant fails to diligently pursue performance within twenty (20) days after Landlord has sent a written notice to Tenant informing it of its specific failure; provided, however, that the foregoing shall not apply to licensure issues identified under §8.1(j) and §8.1(k) which Landlord shall not address or seek to perform until Tenant’s failure constitutes an Event of Default hereunder. Tenant shall reimburse Landlord on demand, as Additional Rent, for any reasonable expenditures thus incurred by Landlord and shall pay interest thereon at the rate of 13% per annum.

8.5 Late Payment Charge. Tenant acknowledges that any default in the payment of any installment of Rent payable hereunder will result in loss and additional expense to Landlord in servicing any indebtedness of Landlord secured by the Leased Property, handling such delinquent payments, and meeting its other financial obligations, and because such loss and additional expense is extremely difficult and impractical to ascertain, Tenant agrees that in the event any Rent payable to Landlord hereunder is not paid within 10 days after the due date, Tenant shall pay a late charge of 5% of the amount of the overdue payment as a reasonable estimate of such loss and expenses, unless applicable law requires a lesser charge, in which event the maximum rate permitted by such law may be charged by Landlord. The 10-day grace period set forth in this section shall not extend the time for payment of Rent or the period for curing any default or constitute a waiver of such default.

8.6 Default Rent. At Landlord’s option at any time after the occurrence of an Event of Default and while such Event of Default remains uncured, the Base Rent payable under this Lease shall be increased to reflect Landlord’s rate of return of 13% per annum on the Investment Amount (“Default Rent”); provided, however, that if a court of competent jurisdiction determines that any other amounts payable under this Lease are deemed to be interest, the Default Rent shall be adjusted to ensure that the aggregate interest payable under this Lease does not accrue at a rate in excess of the maximum legal rate.

8.7 Attorneys’ Fees. Following the occurrence and during the continuance of an Event of Default, Tenant shall pay all reasonable costs and expenses incurred by Landlord in enforcing or preserving Landlord’s rights under this Lease, including, without limitation, [i] the fees, expenses, and costs of any litigation, appellate, receivership, administrative, bankruptcy, insolvency or other similar proceeding; [ii] reasonable attorney, paralegal, consulting and witness fees and disbursements of outside counsel; and [iii] the expenses, including, without limitation, lodging, meals, and transportation, of Landlord and its employees, agents, attorneys, and witnesses in preparing for litigation, administrative, bankruptcy, insolvency or other similar proceedings and attendance at hearings, depositions, and trials in connection therewith. All such reasonable costs, expenses, charges and fees payable by Tenant shall be deemed to be Additional Rent under this Lease.

8.8 Escrows and Application of Payments. As security for the performance of the Obligor Group Obligations, Tenant hereby assigns to Landlord all its right, title, and interest in and to all monies escrowed with Landlord under this Lease; provided, however, that Landlord shall not exercise its rights hereunder until an Event of Default has occurred. Any payments received by Landlord under any provisions of this Lease during the existence or continuance of an Event of Default shall be applied to the Obligor Group Obligations in the order which Landlord may determine.

8.9 Remedies Cumulative. The remedies of Landlord herein are cumulative to and not in lieu of any other remedies available to Landlord at law or in equity. The use of any one remedy shall not be taken to exclude or waive the right to use any other remedy.

8.10 Waivers. Tenant waives [i] any notice required by statute or other law as a condition to bringing an action for possession of, or eviction from, any of the Leased Property, [ii] any right of re-entry or repossession following the occurrence and during the continuance of an Event of Default, [iii] any right to a trial by jury in any action or proceeding arising out of or relating to this Lease, [iv] any right of redemption whether pursuant to statute, at law or in equity, [v] all presentments, demands for performance, notices of nonperformance, protest, notices of protest, notices of dishonor, notices to quit and any other notice or demand of any kind except as specifically provided for hereunder, and [vi] all notices of the existence, creation or incurring of any obligation or advance under this Lease before or after this date except as specifically provided for hereunder.

8.11 Obligations Under the Bankruptcy Code. Upon filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Tenant, agree to pay monthly in advance on the first day of each month, as reasonable compensation for the use and occupancy of the Leased Property, an amount equal to all Rent due pursuant to this Lease. Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of the assumption and/or assignment of this Lease are the following: [i] the cure of any monetary defaults and reimbursement of pecuniary loss within not more than five Business Days of assumption and/or assignment; [ii] the deposit of an additional amount equal to not less than three months’ Base Rent, which amount is agreed to be a necessary and appropriate deposit to adequately assure the future performance under this Lease of the Tenant or its assignee; and [iii] the continued use of the Leased Property for the Facility Uses. Nothing herein shall be construed as an agreement by Landlord to any assignment of this Lease or a waiver of Landlord’s right to seek adequate assurance of future performance in addition to that set forth hereinabove in connection with any proposed assumption and/or assignment of this Lease.

ARTICLE 9: DAMAGE AND DESTRUCTION

9.1 Notice of Casualty. If the Leased Property shall be destroyed, in whole or in part, or damaged by fire, flood, windstorm or other casualty in excess of $150,000.00 (a “Casualty”), Tenant shall give written notice thereof to Landlord within three (3) Business Days after the occurrence of the Casualty. Within 15 days after the occurrence of the Casualty or as soon thereafter as such information is available to Tenant following Tenant’s reasonably diligent efforts to obtain such information, Tenant shall provide the following information to Landlord: [i] the date of the Casualty; [ii] the nature of the Casualty; [iii] a description of the damage or destruction caused by the Casualty, including the type of Leased Property damaged and the area of the Improvements damaged; [iv] a preliminary estimate of the cost to repair, rebuild, restore or replace the Leased Property; [v] a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Leased Property; [vi] a description of the anticipated property insurance claim, including the name of the insurer, the insurance coverage limits, the deductible amount, the expected settlement amount, and the expected settlement date; and [vii] a description of the business interruption claim, including the name of the insurer, the insurance coverage limits, the deductible amount, the expected settlement amount, and the expected settlement date. Within three (3) Business Days after request from Landlord, Tenant will provide Landlord with copies of all correspondence to the insurer relating to any Casualty and any other information reasonably requested by Landlord.

9.2 Substantial Destruction.

9.2.1 If any Facility’s Improvements are substantially destroyed at any time other than during the final 18 months of the Initial Term or any Renewal Term, Tenant shall promptly rebuild and restore such Improvements in accordance with §9.4 and Landlord shall make the insurance proceeds available to Tenant for such restoration. The term “substantially destroyed” means any casualty resulting in the loss of use of 50% or more of the licensed beds at any one Facility.

9.2.2 If any Facility’s Improvements are substantially destroyed during the final 18 months of the Initial Term or any Renewal Term, Landlord and Tenant may jointly elect to be governed by §9.2.1 by giving written notice of such election within 30 days after the occurrence of the Casualty. If such notice is not given by each party within the 30-day period the provisions of §9.2.3 shall govern.

9.2.3 If any Facility’s Improvements are substantially destroyed during the final 18 months of the Initial Term or any Renewal Term and §9.2.1 does not apply, this Lease shall be deemed terminated as to the affected Facility on the 31st day after the occurrence of the Casualty. All insurance proceeds payable as a result of such Casualty shall be paid to and retained by Landlord; subject, however, to the following provisions. If the total amount of insurance proceeds received by Landlord (after deduction for all reasonable collections costs, if any) is less than Landlord’s lease basis for such Facility at such time, Tenant shall pay such shortfall amount to Landlord within 10 days after Landlord’s notice to Tenant of the shortfall amount. If the total amount of insurance proceeds received by Landlord (after deduction for all reasonable collection costs, if any) is greater than Landlord’s lease basis for such Facility at such time, Landlord shall retain an amount equal to the sum of the Option Amount; the balance of the net insurance proceeds shall be paid to Tenant. Upon Landlord’s receipt of funds, the Investment Amount shall be reduced by the lease basis; the Base Rent payable under this Lease shall be reduced accordingly. The termination of this Lease as to one Facility due to a Casualty is the result of circumstances beyond the control of Landlord and Tenant and the parties affirm that, except for such specific isolated situation, this Lease is intended to be a single indivisible lease. If there is only one Facility subject to this Lease, this Lease will terminate in its entirety.

9.3 Partial Destruction. If any Facility’s Improvements are not substantially destroyed, then Tenant shall comply with the provisions of §9.4 and Landlord shall make the insurance proceeds available to Tenant for such restoration.

9.4 Restoration. Tenant shall promptly repair, rebuild, or restore the damaged Leased Property, at Tenant’s expense, so as to restore the Leased Property to its condition existing immediately prior to such occurrence and as nearly similar to it in character as is practicable and reasonable. With respect to any repairs or restoration which constitute Major Alterations (other than Non-Structural Major Alterations), Tenant shall deliver to Landlord Plans and Specifications, or in the case of Non-Structural Major Alterations, an Alterations Summary, which Plans and Specifications or Alterations Summary shall be subject to Landlord’s reasonable consent. It is the intent of the parties hereto that the level of detail with respect to any Plans and Specifications delivered hereunder shall be comparable to that which is referred to in the architectural profession as “designed development drawings” as opposed to working or biddable drawings. Landlord agrees not to unreasonably delay its review of the Plans and Specifications or Alterations Summary, as applicable. Promptly after receiving Landlord’s approval of the plans and specifications and receiving the proceeds of insurance, Tenant will begin such repairs or rebuilding and will prosecute the repairs and rebuilding to completion with diligence, subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other causes beyond Tenant’s reasonable control. Landlord will make available to Tenant the net proceeds of any fire or other casualty insurance paid to Landlord for such repair or rebuilding as the same progresses, after deduction of any costs of collection, including attorneys’ fees. Payments will be disbursed as mutually determined by Landlord and Tenant provided, however, that Landlord shall require proof of payment to parties performing such reconstruction or repair. Tenant will obtain and deliver to Landlord a temporary or final certificate of occupancy before the damaged Leased Property is reoccupied for any purpose. Tenant shall complete such repairs or rebuilding free and clear of mechanic’s or other liens, and in accordance with the building codes and all applicable laws, ordinances, regulations, or orders of any state, municipal, or other public authority affecting the repairs or rebuilding, and also in accordance with all requirements of the insurance rating organization, or similar body. Any remaining proceeds of insurance after such reconstruction or repair will be Tenant’s property.

9.5 Insufficient Proceeds. If the proceeds of any insurance settlement are not sufficient to pay the costs of Tenant’s repair, rebuilding or restoration under §9.4 in full, Tenant shall pay the amount of any such shortfall to Landlord.

9.6 Not Trust Funds. Notwithstanding anything herein or at law or equity to the contrary, none of the insurance proceeds paid to Landlord as herein provided shall be deemed trust funds, and Landlord shall be entitled to dispose of such proceeds as provided in this Article 9. Tenant expressly assumes all risk of loss, including a decrease in the use, enjoyment or value, of the Leased Property from any casualty whatsoever, whether or not insurable or insured against.

9.7 Landlord’s Inspection. During the progress of such repairs or rebuilding, Landlord and its architects and engineers may, from time to time, inspect the Leased Property at reasonable times upon reasonable prior notice to Tenant and will be furnished, if required by them, with copies of all plans, shop drawings, and specifications relating to such repairs or rebuilding. Tenant will keep all plans, shop drawings, and specifications at the building, and Landlord and its architects and engineers may during the completion of the repairs or rebuilding, examine them at all reasonable times. If, during such repairs or rebuilding, Landlord and its architects and engineers determine that the repairs or rebuilding are not being done in accordance with the approved plans and specifications, Landlord will give prompt notice in writing to Tenant, specifying in detail the particular deficiency, omission, or other respect in which Landlord claims such repairs or rebuilding do not accord with the approved plans and specifications. Upon the receipt of any such notice, Tenant will cause corrections to be made to any deficiencies, omissions, or such other respect. Tenant’s obligations to supply insurance, according to Article 4, will be applicable to any repairs or rebuilding under this section.

9.8 Landlord’s Costs. Tenant shall, within 30 days after receipt of an invoice from Landlord, pay the reasonable costs, expenses, and fees of any architect or engineer employed by Landlord to review any plans and specifications and to supervise and approve any construction, or for any services rendered by such architect or engineer to Landlord as contemplated by any of the provisions of this Lease, or for any services performed by Landlord’s attorneys in connection therewith.

9.9 No Rent Abatement. Rent will not abate pending the repairs or rebuilding of the Leased Property. Payment of rent to Landlord by Tenant’s insurance company pursuant to rent insurance coverage shall be deemed payment by Tenant.

ARTICLE 10: CONDEMNATION

10.1 Total Taking. If, by exercise of the right of eminent domain or by conveyance made in response to the threat of the exercise of such right (“Taking”), any entire

Facility Property is taken, or so much of any Facility Property is taken that the Facility Property cannot reasonably be expected to be used by Tenant for the purposes for which it was used immediately before the Taking, then this Lease will end with respect to such Facility Property only on the earlier of the vesting of title to the Facility Property in the condemning authority or the taking of possession of the Facility Property by the condemning authority. All damages awarded for such Taking under the power of eminent domain shall be the property of Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee of the Facility Property. Upon Landlord’s receipt of funds, the Investment Amount shall be reduced by the lease basis; the Base Rent payable under this Lease shall be reduced accordingly. The termination of this Lease as to one Facility Property due to a Taking is the result of circumstances beyond the control of Landlord and Tenant and the parties affirm that, except for such specific isolated situation, this Lease is intended to be a single indivisible lease. If there is only one Facility Property subject to this Lease, this Lease will terminate in its entirety.

10.2 Partial Taking. If, after a Taking, so much of the Facility Property remains that the Facility Property can be used for substantially the same purposes for which it was used immediately before the Taking, then [i] this Lease will end as to the part taken on the earlier of the vesting of title to such Leased Property in the condemning authority or the taking of possession of such Leased Property by the condemning authority and the Rent and the Investment Amount will be adjusted accordingly; [ii] at its cost, Tenant shall restore so much of the Facility Property as remains to a sound architectural unit substantially suitable for the purposes for which it was used immediately before the Taking, using good workmanship and new, first-class materials; [iii] promptly following receipt thereof, Landlord will pay Tenant the lesser of the net award made to Landlord on the account of the Taking (after deducting from the total award, attorneys’, appraisers’, and other fees and costs incurred in connection with the obtaining of the award and amounts paid to the holders of mortgages secured by the Facility Property), or Tenant’s actual out-of-pocket costs of restoring the Facility Property; and [iv] Landlord shall be entitled to the balance of the net award. The restoration shall be completed in accordance with §§9.4, 9.5, 9.7, 9.8 and 9.9 with such provisions deemed to apply to condemnation instead of casualty.

10.3 Condemnation Proceeds Not Trust Funds. Notwithstanding anything in this Lease or at law or equity to the contrary, none of the condemnation award paid to Landlord shall be deemed trust funds, and Landlord shall be entitled to dispose of such proceeds as provided in this Article 10. Tenant expressly assumes all risk of loss, including a decrease in the use, enjoyment, or value, of the Leased Property from any Condemnation.

ARTICLE 11: TENANT’S PROPERTY

11.1 Tenant’s Property. Tenant shall install, place, and use on the Leased Property such fixtures, furniture, equipment, inventory and other personal property in addition to Landlord’s Personal Property as may be required or as Tenant may, from time to time, deem necessary or useful to operate the Leased Property for its permitted purposes. All fixtures, furniture, equipment, inventory, and other personal property installed, placed, or used on the Leased Property which is owned by Tenant or leased by Tenant from third parties is hereinafter referred to as “Tenant’s Property”.

11.2 Requirements for Tenant’s Property. Tenant shall comply with all of the following requirements in connection with Tenant’s Property:

(a) Tenant shall, at Tenant’s sole cost and expense, maintain, repair, and replace Tenant’s Property.

(b) Tenant shall, at Tenant’s sole cost and expense, keep Tenant’s Property insured against loss or damage by fire, vandalism and malicious mischief, sprinkler leakage, earthquake, and other physical loss perils commonly covered by fire and extended coverage, boiler and machinery, and difference in conditions insurance in an amount not less than 90% of the then full replacement cost thereof. Tenant shall use the proceeds from any such policy for the repair and replacement of Tenant’s Property. The insurance shall meet the requirements of §4.3.

(c) Tenant shall pay all taxes applicable to Tenant’s Property.

(d) If Tenant’s Property is damaged or destroyed by fire or any other cause, Tenant shall promptly repair or replace Tenant’s Property unless Landlord elects to terminate this Lease pursuant to §9.2.2, or unless Tenant repairs any damage to the Leased Property resulting from the removal of Tenant’s Property.

(e) Tenant may remove Tenant’s Property from the Leased Property from time to time provided that [i] the items removed are not required to operate the Leased Property for the Facility Uses (unless such items are being replaced by Tenant); and [ii] Tenant repairs any damage to the Leased Property resulting from the removal of Tenant’s Property.

(f) Tenant shall remove Tenant’s Property upon the termination or expiration of this Lease and shall repair any damage to the Leased Property resulting from the removal of Tenant’s Property. If Tenant fails to remove Tenant’s Property within 30 days after request by Landlord, then Tenant shall be deemed to have abandoned Tenant’s Property, Tenant’s Property shall become the property of Landlord, and Landlord may remove, store and dispose of Tenant’s Property. In such event, Tenant shall have no claim or right against Landlord for such property or the value thereof regardless of the disposition thereof by Landlord. Tenant shall pay Landlord, upon demand, all reasonable expenses incurred by Landlord in removing, storing, and disposing of Tenant’s Property and repairing any damage caused by such removal. Tenant’s obligations hereunder shall survive the termination or expiration of this Lease.

ARTICLE 12: RENEWAL OPTIONS

12.1 Renewal Options. Tenant has the option to renew (“Renewal Option”) this Lease for one 15-year renewal term (“Renewal Term”). Tenant can exercise the Renewal Option only upon satisfaction of the following conditions:

(a) There shall be no uncured Event of Default, or any event which with the passage of time or giving of notice would constitute an Event of Default, at the time Tenant exercises its Renewal Option nor on the date the Renewal Term is to commence.

(b) Tenant shall give Landlord irrevocable written notice of renewal no later than the date which is 90 days prior to the expiration date of the then current Term.

(c) At least 180 days before the end of the Initial Term, Tenant and Landlord shall have agreed to Landlord’s rate of return during the Renewal Term.

(d) [Intentionally deleted.]

(e) Tenant shall pay all reasonable amounts, costs, expenses, charges, Rent and other items payable by Tenant to Landlord, including, but not limited to, enforcement costs, if any, as set forth in §8.7 and any unpaid cumulative Rent Shortfall to Landlord on the Renewal Date.

12.2 Effect of Renewal. The following terms and conditions will be applicable if Tenant renews the Lease:

(a) Effective Date. The effective date of any Renewal Term will be the first day after the expiration date of the then current Term. The first day of each Renewal Term is also referred to as the Renewal Date.

(b) [Intentionally deleted.]

(c) Rent Adjustment. Within thirty (30) days of agreement by the parties of Landlord’s rate of return during the Renewal Term but in any event within one hundred and twenty (120) days prior to the end of the Initial Term, Landlord shall calculate Base Rent for the Renewal Term, effective as of the Renewal Date, based upon the applicable rate of return to Landlord as agreed upon by Landlord and Tenant and shall issue a new Rent Schedule reflecting the Base Rent adjustment within such period.

(d) Other Terms and Conditions. Except for the modifications set forth in this §12.2, all other terms and conditions of the Lease will remain the same for the Renewal Term.

ARTICLE 13: OPTION TO PURCHASE

13.1 Option to Purchase. Landlord hereby grants to Tenant an option to purchase (“Option to Purchase”) all of the Leased Property (but not any part thereof) in accordance with the terms and conditions of this Article 13. Tenant may exercise its Option to Purchase only by giving an irrevocable notice of Tenant’s election to purchase the Leased Property (“Purchase Notice”) in accordance with this section. During the Initial Term or any Renewal Term, Tenant must give a Purchase Notice no earlier than the date which is 180 days, and no later than the date which is 90 days, prior to the expiration date of the then current Term of this Lease. Tenant shall have no right to exercise the Option to Purchase other than in accordance with the terms of this Article 13.

13.2 Option Price. The option price (“Option Price”) will be an amount equal to the greater of [i] Option Amount; or [ii] the Fair Market Value at the time of the option exercise. In addition to the Option Price, Tenant shall pay all closing costs and reasonable expenses in connection with the transfer of the Leased Property to Tenant, including, but not limited to, the following: [a] real property conveyance or transfer fees or deed stamps; [b] title search fees, title insurance commitment fees, and title insurance premiums relating to title insurance obtained by Tenant, at its option; [c] survey fees; [d] environmental assessment fees; [e] recording fees; [f] reasonable attorneys’ fees of Landlord’s counsel; and [g] fees of any escrow agent. Tenant shall also pay all amounts, costs, expenses, charges, Rent and other items payable by Tenant to Landlord under this Lease, including, but not limited to, enforcement costs as set forth in §8.7, if applicable, and any unpaid cumulative Rent Shortfall.

13.3 Fair Market Value. The fair market value (the “Fair Market Value”) of the Leased Property shall be determined as follows.

13.3.1 The parties shall attempt to determine the Fair Market Value by mutual agreement within 15 days after giving the Purchase Notice. However, if the parties do not agree on the Fair Market Value within such 15-day period, the following provisions shall apply.

13.3.2 Landlord and Tenant shall each give the other party notice of the name of an acceptable appraiser 15 days after giving of the Purchase Notice. The two appraisers will then select a third appraiser within an additional five days. Each appraiser must demonstrate to the reasonable satisfaction of both Landlord and Tenant that it has significant experience in appraising properties similar to the Leased Property. Within five days after designation, each appraiser shall submit a resume to Landlord and Tenant setting forth such appraiser’s qualifications, including education and experience with similar properties. A notice of objections to the qualifications of any appraiser shall be given within 10 days after receipt of such resume. If a party fails to timely object to the qualifications of an appraiser, then the appraiser shall be conclusively deemed satisfactory. If a party gives a timely notice of objection to the qualifications of an appraiser, then the disqualified appraiser shall be replaced by an appraiser selected by the qualified appraisers or, if all appraisers are disqualified, then by an appraiser selected by a commercial arbitrator acceptable to Landlord and Tenant.

13.3.3 The Fair Market Value shall be determined by the appraisers within 60 days thereafter as follows. Each of the appraisers shall be instructed to prepare an appraisal of the Leased Property in accordance with the following instructions:

The Leased Property is to be valued upon the three conventional approaches to estimate value known as the Income, Sales Comparison and Cost Approaches. Once the approaches are completed, the appraiser correlates the individual approaches into a final value conclusion.

The three approaches to estimate value are summarized as follows:

Income Approach: This valuation approach recognizes that the value of the operating tangible and intangible assets can be represented by the expected economic viability of the business giving returns on and of the assets.

Sales Comparison Approach: This valuation approach is based upon the principle of substitution. When a facility is replaceable in the market, the market approach assumes that value tends to be set at the price of acquiring an equally desirable substitute facility. Since healthcare market conditions change and frequently are subject to regulatory and financing environments, adjustments need to be considered. These adjustments also consider the operating differences such as services and demographics.

Cost Approach: This valuation approach estimates the value of the tangible assets only. Value is represented by the market value of the land plus the depreciated reproduction cost of all improvements and equipment.

The appraised values submitted by the three appraisers shall be ranked from highest value to middle value to lowest value, the appraised value (highest or lowest) which is furthest from the middle appraised value shall be discarded, and the remaining two appraised values shall be averaged to arrive at the Fair Market Value.

13.3.4 In the event of any condemnation, similar taking or threat thereof with respect to any part of the Leased Property or any insured or partially insured casualty loss to any part of the Leased Property after Tenant has exercised an Option to Purchase, but before settlement, the Fair Market Value of the Leased Property shall be redetermined as provided in this §13.3 to give effect to such condemnation, taking or loss and shall take into account all available condemnation awards and insurance proceeds.

13.3.5 Tenant shall pay, or reimburse Landlord for, all reasonable costs and expenses in connection with the appraisals.

13.4 Closing. The purchase of the Leased Property by Tenant shall close on a date agreed to by Landlord and Tenant which shall be not less than 60 days after Landlord’s receipt of the Purchase Notice and not more than 120 days after receipt of the Purchase Notice. At the closing, Tenant shall pay the Option Price and all amounts payable under §13.2 in immediately available funds and Landlord shall convey title to the Leased Property to Tenant by a transferable and recordable special warranty deed in form customarily insured by nationally recognized title insurance companies and quitclaim bill of sale.

13.5 Failure to Close Option. If Tenant for any reason fails to purchase the Leased Property after Tenant has given the Purchase Notice, then Tenant shall pay Landlord all reasonable costs and expenses incurred by Landlord as a result of the failure to close, including costs of unwinding swap transactions or other interest rate protection devices entered into by Landlord after exercise of the option to purchase by Tenant but prior to its failure to close, and preparing for the closing. Tenant shall continue to be obligated as lessee hereunder for the remainder of the Term.

13.6 Failure to Exercise Option to Purchase and Renewal Option. If Tenant for any reason does not exercise its Option to Purchase or Renewal Option in accordance with the terms and conditions of this Lease before the expiration of the then current Term, Tenant shall be deemed to have forfeited all of Tenant’s rights to exercise the Option to Purchase and Renewal Option.

13.7 Early Option to Purchase. Notwithstanding any provision to the contrary contained in this Article 13, Tenant may exercise the Option to Purchase all of the Leased Property by giving notice of such exercise within 24 months after the Effective Date (“Early Option Period”) subject to the same terms and conditions of this Article 13 except for §13.3 and except that [i] the required Purchase Notice may be given at any time during the Early Option Period; [ii] the Option Price for the Leased Property shall be $72,100,000.00; [iii] the purchase of the Leased Property shall close no later than 90 days after Landlord’s receipt of the Purchase Notice; and [iv] no Event of Default shall have occurred and be continuing. The Option to Purchase pursuant to this §13.7 shall be referred to as the “Early Option”.

ARTICLE 14: NEGATIVE COVENANTS

Until Tenant’s obligations shall have been performed in full, Tenant and Guarantor covenant and agree that Tenant and Affiliate Subtenant (and Guarantor where applicable) shall not do any of the following without the prior written consent of Landlord:

14.1 [Intentionally deleted.]

14.2 No Liens. Tenant and Affiliate Subtenant shall not create, incur, or permit to exist any lien, charge, encumbrance, easement or restriction upon the Leased Property except for Permitted Liens.

14.3 [Intentionally deleted.]

14.4 No Transfer. Tenant and Affiliate Subtenant shall not sell, lease, sublease, mortgage, convey, assign or otherwise transfer any legal or equitable interest in the Leased Property or any part thereof, except as permitted under Article 18 and except for transfers made in connection with any Permitted Lien.

14.5 No Dissolution. Tenant, Affiliate Subtenant, or Guarantor shall not dissolve, liquidate, merge, consolidate or terminate its existence or sell, assign, lease, or otherwise transfer (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) except in accordance with Article 18 hereof.

14.6 No Change in Management or Operation. Tenant or each Affiliate Subtenant shall remain the licensed operator of the Facility as specified on Exhibit C except that Tenant or Affiliate Subtenant shall be able to assign the operating license for the Facility to an Affiliate, or to designate any such Affiliate as an operator of the Facility upon notice to Landlord and to effect a Transfer in accordance with and subject to the conditions set forth in Article 18.

14.7 [Intentionally deleted.]

14.8 [Intentionally deleted.]

14.9 [Intentionally deleted.]

14.10 [Intentionally deleted.]

14.11 Surrender of Licensed Beds . Tenant or Affiliate Subtenant shall not surrender any licensed beds at any Facility. Notwithstanding the foregoing, Tenant or Affiliate Subtenant may temporarily remove licensed beds from service provided that [i] the number of licensed beds removed from service at any time at any Facility does not exceed 5% of the total number of licensed beds at such Facility; [ii] Tenant or Affiliate Subtenant is permitted to return the licensed beds to service at any time without further consent or approval of the licensing, zoning or any other governmental authorities except for reasonable and ordinary course approvals; and [iii] Tenant or Affiliate Subtenant complies with all Legal Requirements in connection with temporarily removing the licensed beds from service, maintaining the temporary status of the licensed beds, and maintaining the license for the Facility.

ARTICLE 15: AFFIRMATIVE COVENANTS

15.1 Perform Obligations. Tenant and Affiliate Subtenant shall each perform all of its obligations under this Lease, the Government Authorizations, the Permitted Exceptions, and all Legal Requirements. If applicable, Tenant and each Affiliate Subtenant shall take all necessary action to obtain all Government Authorizations required for the operation of the Facility as soon as possible after the Effective Date.

15.2 Proceedings to Enjoin or Prevent Construction. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant’s construction, or maintenance of the Facility or any portion thereof, Tenant will cause such proceedings to be contested in good faith, and in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom, and will, without limiting the generality of the foregoing, resist the entry or seek the stay of any temporary or permanent injunction that may be entered, and use its commercially reasonable efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.

15.3 Documents and Information.

15.3.1 Furnish Documents. Tenant and each Affiliate Subtenant shall periodically during the term of the Lease deliver to Landlord the Annual Financial Statements, Periodic Financial Statements, Annual Facility Budget, and all other documents, reports, schedules and copies described on Exhibit E within the specified time periods. After the occurrence and during the continuance of an Event of Default and receipt of Landlord’s written request, Tenant shall deliver to Landlord an updated Annual Facility Budget and Annual Budget (based on a 12-month rolling forward period) within 10 Business Days after receipt of Landlord’s request.

15.3.2 Furnish Information. Tenant and each Affiliate Subtenant shall [i] promptly supply Landlord with such information concerning its financial condition, affairs and property, as Landlord may reasonably request from time to time hereafter; [ii] promptly notify Landlord in writing of any condition or event that constitutes an Event of Default; and [iii] maintain a standard and modern system of accounting.

15.3.3 Further Assurances and Information. Tenant shall, on request of Landlord from time to time, execute, deliver, and furnish documents as may be reasonably necessary to fully consummate the transactions contemplated under this Lease. Upon Landlord’s request, following the occurrence and during the continuance of an Event of Default, Tenant shall provide to Landlord, at Tenant’s expense, an appraisal prepared by an MAI appraiser setting forth the current fair market value of the Leased Property.

15.3.4 Material Communications. Tenant and each Affiliate Subtenant shall notify Landlord in writing within five (5) Business Days after Tenant or any Affiliate Subtenant has received written notice of any litigation or proceeding filed against Tenant, Affiliate Subtenant, Guarantor, or the Facility that [i] in the case of Tenant, Affiliate Subtenant or Guarantor could reasonably be expected to have a materially adverse effect on its ability to satisfy its obligations under the Lease, or [ii] in the case of the Facility, could reasonably be expected to have a materially adverse effect on the operations of the Facility.

15.3.5 Requirements for Financial Statements. Parent, Tenant, and Guarantor shall meet the following requirements in connection with the preparation of the financial statements: [i] all audited financial statements shall be prepared in accordance with general accepted accounting principles consistently applied; [ii] all unaudited financial statements shall be prepared in a manner substantially consistent with prior audited and unaudited financial statements submitted to Landlord; and [iii] all financial statements shall fairly present the financial condition and performance for the relevant period in all material respects.

15.4 Compliance With Laws. Tenant and each Affiliate Subtenant shall comply with all Legal Requirements and keep all Government Authorizations in full force and effect. Tenant and each Affiliate Subtenant shall be solely responsible for compliance with all Legal Requirements, including the ADA, and Landlord shall have no responsibility for such compliance.

15.5 Broker’s Commission. Tenant shall indemnify Landlord from claims of brokers claiming by or through Tenant, Affiliate Subtenant, or their Affiliates, arising by the execution hereof or the consummation of the transactions contemplated hereby and from reasonable expenses incurred by Landlord in connection with any such claims (including attorneys’ fees).

15.6 Existence and Change in Ownership. Except as permitted under Article 18, Tenant, Affiliate Subtenant and Guarantor shall maintain its existence throughout the term of this Lease and not permit any change to the equity ownership of such entities.

15.7 Financial Covenants. The defined terms used in this section are defined in §15.7.1. The method of valuing assets shall be consistent with the Financial Statements. The following financial covenants shall be met throughout the term of this Lease:

15.7.1 Definitions.

(a) “Portfolio Cash Flow” means the aggregate net income arising from all Facilities under this Lease as reflected on the Facility Financial Statement of each Facility plus [i] the amount of the provision for depreciation and amortization; plus [ii] the amount of the provision for management fees; plus [iii] the amount of the provision for income taxes; plus [iv] the amount of the provision for Base Rent payments and interest and equipment lease payments, if any, relating to the Facilities; and minus [v] an imputed management fee equal to 5% of Facility Revenues.

(b) “Portfolio Coverage Ratio” is the ratio of [i] Portfolio Cash Flow for each applicable period; to [ii] the Base Rent payments under this Lease for the applicable period.

15.7.2 Coverage Ratio. At the end of each fiscal quarter, Tenant shall have maintained a Portfolio Coverage Ratio for a rolling 12-month period of not less than 1.25 to 1.00. If Tenant fails to comply with this provision for any fiscal quarter, and provided that Tenant has maintained a Portfolio Coverage Ratio of at least 1.00 to 1.00 for the current fiscal quarter and the immediately preceding fiscal quarter, such failure shall not be an Event of Default hereunder if Tenant provides to Landlord a Letter of Credit in an amount equal to the difference between the Portfolio Cash Flow needed to achieve the required coverage and the actual Portfolio Cash Flow. If after delivery of the Letter of Credit, Tenant achieves the Portfolio Coverage for a rolling 12-month period as tested at the end of each fiscal quarter, Landlord shall upon request of Tenant, return the Letter of Credit to Tenant.

15.8 Facility Licensure and Certification. Tenant and each Affiliate Subtenant, as applicable, shall notify Landlord within ten (10) Business Days if Tenant or Affiliate Subtenant receives a Facility survey or inspection report with material deficiencies or notice of failure to comply with a plan of correction.

15.9 Transfer of License and Facility Operations. If this Lease is terminated due to expiration of the Term, pursuant to an Event of Default or for any reason other than Tenant’s purchase of the Leased Property, or if Tenant or Affiliate Subtenant vacates the Leased Property (or any part thereof) without termination of this Lease, the following provisions shall be immediately effective:

15.9.1 Licensure. Tenant and each Affiliate Subtenant shall execute, deliver and file all documents and statements reasonably requested by Landlord to effect the transfer of the Facility license and Government Authorizations to a replacement operator designated by Landlord (“Replacement Operator”), subject to any required approval of governmental regulatory authorities, and Tenant and each Affiliate Subtenant shall provide to Landlord all information and records required by state or regulatory authorities in connection with the transfer of the license and Government Authorizations.

15.9.2 Facility Operations. In order to facilitate a responsible and efficient transfer of the operations of the Facility, Tenant and Affiliate Subtenant shall, if and to the extent reasonably requested by Landlord and subject to all applicable law, [i] deliver to Landlord the most recent updated reports, notices, schedules and documents listed under item nos. 8 and 9 of Exhibit E, and information reasonably requested by Landlord pursuant to item no. 11(b) of Exhibit E; [ii] continue and maintain the operation of the Facility in the ordinary course of business, including retention of residents at the Facility to the extent reasonably practicable and consistent with applicable laws and regulations, until the date that the Replacement Operator assumes operation of the Facility; [iii] enter into such operations transfer agreements that may be mutually acceptable to Landlord, Tenant the Replacement Operator; and [iv] provide reasonable access for Landlord and its agents to show the Facility to potential replacement operators. The provisions of this section do not create or establish any rights in Tenant, Affiliate Subtenant or any third party and Landlord reserves all rights and remedies relating to termination of this Lease.

15.10 Bed Operating Rights. Tenant and Affiliate Subtenant acknowledge and agree that the rights to operate the beds located at the Facility as long term care beds under the law of the applicable Facility State [i] affect the value of the Leased Property, and [ii] the grant of this Lease is conditioned upon the existence of such rights. With respect to the skilled nursing facilities, Tenant and Affiliate Subtenant shall not relocate any licensed bed to any other location and shall not transfer any bed operating rights to any other party without the prior written consent of Landlord.

15.11 Change of Location. Tenant and Affiliate Subtenant shall give Landlord notice of change of any of the following: [i] the location of the principal place of business or chief executive office of Tenant or Affiliate Subtenant, or any office where any of Tenant’s or Affiliate Subtenant’s books and records are maintained; or [ii] the name under which Tenant or Affiliate Subtenant conducts any of its business or operations.

ARTICLE 16: ALTERATIONS, CAPITAL IMPROVEMENTS, AND SIGNS

16.1 Prohibition on Alterations and Improvements. Except for Permitted Alterations which Tenant shall be permitted to make without Landlord’s consent, Tenant shall not make any structural or nonstructural changes, alterations, additions and/or improvements (hereinafter collectively referred to as “Alterations”) to the Leased Property, without the prior written consent of Landlord not to be unreasonably withheld.

16.2 Approval of Alterations. If Tenant desires to perform any Alterations other than Permitted Alterations, Tenant shall deliver to Landlord plans, specifications, drawings, and such other information as may be reasonably requested by Landlord (collectively the “Plans and Specifications”) showing in reasonable detail the scope and nature of the Alterations that Tenant desires to perform, provided, that no plans and specifications shall be required for any Alterations described in subsection [i] of the definition of Major Alterations (such alterations, “Non-Structural Major Alterations”), rather, with respect to such Non-Structural Major Alterations, Tenant shall deliver to Landlord a description of the scope and nature of such Alterations in reasonable detail (an “Alterations Summary”). It is the intent of the parties hereto that the level of detail with respect to any Plans and Specifications delivered hereunder shall be comparable to that which is referred to in the architectural profession as “design development drawings” as opposed to working or biddable drawings. Landlord agrees not to unreasonably delay its review of the Plans and Specifications or Alterations Summary, as applicable. Within 30 days after receipt of an invoice, Tenant shall reimburse Landlord for all reasonable costs and expenses incurred by Landlord in reviewing and, if required, approving or disapproving the Plans and Specifications, inspecting the Leased Property, and otherwise monitoring compliance with the terms of this Article 16. Tenant shall comply with the requirements of §16.4 in making any Alterations.

16.3 [Intentionally deleted.]

16.4 Requirements for Alterations. Tenant shall comply with all of the following requirements in connection with any Major Alterations or Permitted Alterations, as applicable:

(a) All Major Alterations for which delivery to Landlord of Plans and Specifications is required under Section 16.2 shall be made in accordance with such approved Plans and Specifications.

(b) Any Alterations and the installation thereof shall comply with all applicable legal requirements and insurance requirements.

(c) Any Alterations shall be done in a good and workmanlike manner, shall not impair the value or the structural integrity of the Leased Property, and shall be performed free and clear of all mechanic’s liens other than Permitted Exceptions.

(d) [Intentionally deleted.]

(e) Tenant shall, at Tenant’s expense, obtain a builder’s completed value risk policy of insurance insuring against all risks of physical loss, including collapse and transit coverage, in a nonreporting form, covering the total value of any work performed, and equipment, supplies, and materials, and insuring initial occupancy. Landlord and any mortgagee of Landlord shall be additional insureds of such policy. Such insurance shall be in accordance with Article 4 hereof.

(f) Tenant shall pay the premiums required to increase the amount of the insurance coverages required by Article 4 to reflect the increased value of the Improvements resulting from installation of the Permitted Alterations, and shall deliver to Landlord a certificate evidencing the increase in coverage.

(g) Tenant shall, not later than 60 days after completion of any Major Alterations, deliver to Landlord a revised “as-built” survey of the respective Facility if the Major Alterations altered the Land or “footprint” of the Improvements and an “as-built” set of Plans and Specifications for the Major Alterations in form and substance satisfactory to Landlord, if so requested by Landlord at the time it granted consent for such Alterations pursuant to Section 16.2 hereof.

(h) Tenant shall, not later than 30 days after Landlord sends an invoice, reimburse Landlord for any reasonable costs and expenses, including attorneys’ fees and architects’ and engineers’ fees, incurred in connection with reviewing and approving the Permitted Alterations and ensuring Tenant’s compliance with the requirements of this section.

16.5 Ownership and Removal of Permitted Alterations. The Permitted Alterations shall become a part of the Leased Property, owned by Landlord, and leased to Tenant subject to the terms and conditions of this Lease. Tenant shall not be required or permitted to remove any Permitted Alterations.

16.6 Minimum Qualified Capital Expenditures. During each consecutive three-year period of the Term, Tenant shall expend an average of at least $450.00 per bed per year for Qualified Capital Expenditures to improve the Facilities. Thereafter throughout the Term, Tenant shall expend such minimum average amount during each three-year period, increased annually in proportion to increases in the CPI. Within 60 days after the end of each fiscal year, Tenant shall deliver to Landlord a schedule listing the Qualified Capital Expenditures made in the prior year.

16.7 Signs. Tenant may, at its own expense, erect and maintain identification signs at the Leased Property, provided such signs comply with all laws, ordinances, and regulations. Upon the termination or expiration of this Lease, upon Landlord’s request, Tenant shall, within 30 days after notice from Landlord, remove the signs and restore the Leased Property to its original condition.

ARTICLE 17: RESERVED

ARTICLE 18: ASSIGNMENT AND SALE OF LEASED PROPERTY

18.1 Prohibition on Assignment and Subletting. Tenant acknowledges that Landlord has entered into this Lease in reliance on the personal services and business expertise of Tenant. Except for Permitted Transfers, Tenant may not assign, sublet, mortgage, hypothecate, pledge, grant a right of first refusal or transfer (in each case, a “Transfer”) any interest in this Lease, or in the Leased Property, in whole or in part, without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute discretion. The following transactions will be deemed a Transfer requiring Landlord’s prior written consent: [i] an assignment by operation of law; [ii] an imposition (whether or not consensual) of a lien, mortgage, or encumbrance upon Tenant’s interest in the Lease except in accordance with Article 18; [iii] an arrangement (including, but not limited to, management agreements, concessions, licenses, and easements) which allows the use or occupancy of all or part of the Leased Property by anyone other than Tenant; and [iv] subject to §18.1.1 hereof, a change of ownership of Tenant. Landlord’s consent to any assignment, right of first refusal or sublease will not release Tenant (or any guarantor) from its payment and performance obligations under this Lease, but rather Tenant, any guarantor, and Tenant’s assignee or sublessee will be jointly and severally liable for such payment and performance. An assignment, right of first refusal or sublease without the prior written consent of Landlord will be void at Landlord’s option. Landlord’s consent to one assignment, right of first refusal or sublease will not waive the requirement of its consent to any subsequent assignment or sublease. Notwithstanding the foregoing, [i] Tenant may enter into a Sublease with each Affiliated Subtenant for each Facility provided that each Sublease complies with §18.2, [ii] Landlord’s consent to a sublease, license, concession or other similar occupancy agreement for ancillary services that covers 10% or more but less than 50% in the aggregate of the square footage of any Facility and is entered into in the normal course of Tenant’s business, shall not be unreasonably withheld, and [iii] Landlord’s consent to an assignment of this Lease that does not constitute a Permitted Transfer may not be unreasonably withheld, conditioned or delayed but Landlord may take into consideration the factors set forth in §23.6.

18.1.1 Permitted Transfers. Notwithstanding anything to the contrary in this Lease, Landlord’s consent shall not be required in connection with any of the following (each of the following a “Permitted Transfer”):

(a) A sale or other transfer of any stock of Tenant or any Controlling Person(s) (including, without limitation, Kindred Healthcare, Inc.) as a result of [i] a public offering of Tenant’s or such Controlling Person’s stock pursuant to firm commitment underwriting or a plan of distribution registered under the Securities Act; [ii] any offering of Tenant’s or any Controlling Person’s stock pursuant to Rule 144 or Rule 144A of the Securities Act; or [iii] any issuance of Tenant’s or any Controlling Person’s stock for the benefit of employees or directors of such Persons pursuant to any formal employee stock plan or other employee benefit plan arrangement or plan for reinvestment of dividends of interest, in each case duly authorized by the Board of Directors of such Person. In addition, to the extent that the stock of Tenant or any such Controlling Person(s) is listed for trading on any of the American Stock Exchange, New York Stock Exchange or other national securities exchange or the OTC Bulletin Board, or authorized for quotation on the NASDAQ National Market, the transfer or exchange of such stock over such exchange or market shall not be deemed a Transfer hereunder and accordingly shall not require the consent of Landlord.

(b) Any Transfers to Affiliates of Tenant provided that Tenant remains liable for all obligations or the Affiliate assumes all obligations of Tenant to Landlord.

(c) Subleases, licenses, concessions, or other similar occupancy agreements for ancillary services that cover less than 10% in the aggregate of the square footage of any Facility and are entered into in the normal course of Tenant’s business so long as each such sublease complies with §18.2.

(d) Subject to the provisions of Article 23, Leasehold Mortgages and any foreclosure thereof.

(e) A sale or assignment of equity interests in Tenant or Affiliate Subtenant pursuant to a foreclosure by Lender of a pledge of such equity interests.

18.2 Requests for Landlord’s Consent to Assignment, Sublease or Management Agreement. If Tenant is required to obtain Landlord’s consent to a specific Transfer, Tenant shall give Landlord [i] the name and address of the proposed transferee; [ii] a copy of the proposed transfer agreement; [iii] reasonably satisfactory information about the nature, business and business history of the proposed transferee and its proposed use of the Leased Property; and [iv] banking, financial, and other credit information, and references about the proposed transferee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed transferee. Any assignment, sublease or management agreement shall contain provisions to the effect that [a] such assignment, sublease or management agreement is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord and that the assignee, subtenant or manager shall comply with all applicable provisions of this Lease; [b] such assignment, sublease or management agreement may not be materially modified without the prior written consent of Landlord not to be unreasonably withheld or delayed; provided, however, that any proposed transfer agreement for a Permitted Transfer may be materially modified without the prior written consent of Landlord; [c] if this Lease shall terminate before the expiration of such assignment, sublease or management agreement, the assignee, subtenant or manager thereunder will, solely at Landlord’s option and only upon the express written notice of attornment from Landlord, attorn to Landlord and waive any right the assignee, subtenant or manager may have to terminate the assignment, sublease or management agreement or surrender possession thereunder as a result of the termination of this Lease; and [d] if the assignee, subtenant or manager receives a written notice from Landlord stating that Tenant is in default under this Lease, the assignee, subtenant or manager shall thereafter pay all rentals or payments under the assignment, sublease or management agreement directly to Landlord until such default has been cured. Any attempt or offer by an assignee, subtenant or manager to attorn to Landlord shall not be binding or effective without the express written consent of Landlord. If Landlord consents to such assignment, sublease, or management agreement, such consent shall not be effective until [i] a fully executed copy of the instrument of assignment, sublease or management agreement has been delivered to Landlord; [ii] in the case of an assignment, Landlord has received a written instrument in which the assignee has assumed and agreed to perform all of Tenant’s obligations under the Lease; and [iii] Tenant has paid to Landlord a fee in the amount of $2,500.00 (applies only to consent requests after the Closing); and [iv] Landlord has received reimbursement from Tenant or the assignee for all reasonable attorneys’ fees and expenses and all other reasonable out-of-pocket expenses incurred in connection with determining whether to give its consent, giving its consent and all matters relating to the assignment (applies only to consent requests after the Closing).

18.3 Agreements with Residents. Tenant and Affiliate Subtenant may not enter into an occupancy agreement with residents of the Leased Property without the prior written consent of Landlord that [i] provide for lifecare services; [ii] contain any type of rate lock provision or rate guaranty for more than one calendar year; and [iii] provide for any rent reduction or waiver for a period not to exceed three months for skilled nursing facilities and one calendar year for assisted living facilities. Upon Landlord’s request, Tenant shall deliver to Landlord the then current form of resident occupancy agreement being used by Tenant.

18.4 Sale of Leased Property. If Landlord or any subsequent owner of the Leased Property sells the Leased Property, its liability for the performance of its agreements in this Lease will end on the date of the sale of the Leased Property, and Tenant will look solely to the purchaser for the performance of those agreements. For purposes of this section, any holder of a mortgage or security agreement which affects the Leased Property at any time, and any landlord under any lease to which this Lease is subordinate at any time, will be a subsequent owner of the Leased Property when it succeeds to the interest of Landlord or any subsequent owner of the Leased Property.

18.5 Assignment by Landlord. Landlord may transfer, assign, mortgage, collaterally assign, or otherwise dispose of Landlord’s interest in this Lease or the Leased Property.

18.6 Assigned Leases and Tenancies. Landlord shall assign to Tenant the leases and the tenancies at will described on the attached Exhibit G (“Assigned Leases and Tenancies”). All Assigned Leases and Tenancies and renewals thereof shall be considered subleases under this Lease and Tenant shall perform the obligations of landlord or lessor thereunder or assign such obligations to an Affiliate Subtenant.

ARTICLE 19: HOLDOVER AND SURRENDER

19.1 Holding Over. If Tenant, with or without the express or implied consent of Landlord, continues to hold and occupy the Leased Property (or any part thereof) after the expiration of the Term or earlier termination of this Lease (other than pursuant to Tenant’s purchase of the Leased Property or pursuant to Section 15.8.2 hereof), such holding over beyond the Term and the acceptance or collection of Rent in the amount specified below by Landlord shall operate and be construed as creating a tenancy from month to month and not for any other term whatsoever. Said month-to-month tenancy may be terminated by Landlord by giving Tenant five days’ written notice, and at any time thereafter Landlord may re-enter and take possession of the Leased Property. If Tenant continues after the expiration of the Term or earlier termination of this Lease to hold and occupy the Leased Property whether as a month-to-month tenant or a tenant at sufferance or otherwise, Tenant shall pay Rent for each month in an amount equal to the sum of [i] one and one-half (1 1/2) times the Base Rent payable during the month in which such expiration or termination occurs, plus [ii] all Additional Rent accruing during the month, plus [iii] any and all other sums payable by Tenant pursuant to this Lease. During any continued tenancy after the expiration of the Term or earlier termination of this Lease, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable law, to continue its occupancy and use of the Leased Property until the tenancy is terminated. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

19.2 Surrender. Except for [i] Permitted Alterations; [ii] normal and reasonable wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the Term); and [iii] damage and destruction not required to be repaired by Tenant, Tenant shall surrender and deliver up the Leased Property at the expiration or termination of the Term in as good order and condition as of the Commencement Date.

19.3 Indemnity. Tenant fails to surrender the entire Leased Property or any part thereof upon the expiration or termination of this Lease in a timely manner and in accordance with the provisions of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall defend, indemnify and hold Landlord, its principals, officers, directors, agents, and employees harmless from loss or liability resulting from such failure (excluding consequential damages), including, without limiting the generality of the foregoing, actual loss of rental with respect to any new lease actually executed by Landlord with another tenant with respect to the subject Facility or Facilities in which the rental payable thereunder exceeds the Rent collected by Landlord pursuant to this Lease during Tenant’s holdover and any claims by any proposed new tenant founded on Tenant’s failure to surrender the Leased Property. The provisions of this Article 19 shall survive the expiration or termination of this Lease.

ARTICLE 20: LETTER OF CREDIT

20.1 Terms of Letter of Credit. If Tenant is required under the terms of this Lease to provide Landlord with a Letter of Credit, the terms of this Article 20 shall apply. Tenant shall maintain the Letter of Credit in favor of Landlord until Tenant has satisfied the applicable requirements for release. The Letter of Credit shall permit partial and full draws and shall permit drawing upon presentation of a draft drawn on the Issuer and a certificate signed by Landlord stating that an Event of Default has occurred under this Lease. The Letter of Credit shall be for an initial term of one year and shall be automatically renewed annually for successive terms of at least one year unless Landlord receives notice from the Issuer, by certified mail, at least 60 days prior to the expiry date then in effect that the Letter of Credit will not be extended for an additional one-year period.

20.2 Replacement Letter of Credit. Tenant shall provide a replacement Letter of Credit which satisfies the requirements of §20.1 from an Issuer acceptable to Landlord within 30 days after the occurrence of any of the following: [i] Landlord’s receipt of notice from the Issuer that the Letter of Credit will not be extended for an additional one-year period; [ii] Landlord gives notice to Tenant that the Lace Financial Service Rating (or rating of a comparable rating service) of the Issuer is less than a “C+” (or the comparable rating of such other rating service); [iii] Landlord gives notice to Tenant of the admission by Issuer in writing of its inability to pay its debts generally as they become due, or Issuer’s filing of a petition in bankruptcy or petitions to take advantage of any insolvency act, making an assignment for the benefit of its creditors, consenting to the appointment of a receiver of itself or of the whole or any substantial part of its property, or filing a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law, regulation, or statute of the United States of America or any state thereof or [iv] Issuer is at any time determined not to be at least “adequately capitalized”, as that term is defined and used in the “Prompt Corrective Action” statute, 12 U.S.C. §1831, and implementing regulations. Tenant’s failure to comply with the requirements of this section shall be an immediate Event of Default without any notice (other than as provided for in this section), cure or grace period. Upon such Event of Default, Landlord shall be entitled to draw upon the Letter of Credit and Landlord may, solely at its option and without any obligation to do so, require Tenant to obtain a replacement Letter of Credit satisfactory to Landlord with the Letter of Credit proceeds made available to Tenant solely to secure Tenant’s reimbursement obligation for the replacement Letter of Credit.

20.3 Draws. Landlord may draw under the Letter of Credit upon the occurrence of an Event of Default hereunder. Landlord shall apply all or any portion of the Proceeds from the Letter of Credit (“LC Proceeds”) to pay all or any portion of [i] the Tenant’s obligations under this Lease; plus [ii] all reasonable expenses and costs incurred by Landlord in enforcing or preserving Landlord’s rights under this Lease or any security for the Tenant’s obligations under this Lease, including, without limitation, [a] the fees, expenses, and costs of any litigation, appellate, receivership, administrative, bankruptcy, insolvency, or other similar proceeding; [b] attorney, paralegal, consulting and witness fees and disbursements; and [c] the expenses, including, without limitation, lodging, meals and transportation of Landlord and its employees, agents, attorneys, and witnesses in preparing for litigation, administrative, bankruptcy, insolvency, or similar proceedings and attendance at hearings, depositions, and trials in connection therewith. Notwithstanding the foregoing, the amount of the Letter of Credit which Tenant must provide to Landlord in connection with any failure by Tenant to comply with §15.7.2 of this Lease for any fiscal quarter shall be reduced by the aggregate amount of any then outstanding Letters of Credit previously provided by Tenant to Landlord (including, without limitation, those Letters of Credit which Landlord has not drawn upon) in connection with a failure by Tenant to comply in §15.7.2 of this Lease during any previous fiscal quarter.

20.4 Partial Draws. Upon the occurrence of a monetary Event of Default under the Tenant’s obligations under this Lease, Landlord may, at its option, make a partial draw on the Letter of Credit in an amount not to exceed the amount of the Tenant’s obligations under this Lease then past due.

20.5 Substitute Letter of Credit. Tenant may, from time to time, deliver to Landlord a substitute Letter of Credit meeting the requirements of this Lease and issued by an Issuer acceptable to Landlord. Upon Landlord’s approval of the substitute Letter of Credit, Landlord shall release the previous Letter of Credit to Tenant.

20.6 Return of Letter of Credit. Upon termination of this Lease due to expiration of the Term and provided no Event of Default exists at such time, Landlord shall return all then outstanding letter(s) of credit to Tenant or, at the request of Tenant to the financial institution(s) issuing the same, for cancellation.

ARTICLE 21: QUIET ENJOYMENT, SUBORDINATION, ATTORNMENT AND

ESTOPPEL CERTIFICATES

21.1 Quiet Enjoyment. So long as Tenant performs all of its obligations under this Lease, Tenant’s possession of the Leased Property will not be disturbed by Landlord or any party claiming by, through or under Landlord.

21.2 Subordination. Subject to the terms and conditions of this section, this Lease and Tenant’s rights under this Lease are subordinate to any ground lease or underlying lease, first mortgage, first deed of trust, or other first lien against the Leased Property, together with any renewal, consolidation, extension, modification or replacement thereof, which now or at any subsequent time affects the Leased Property or any interest of Landlord in the Leased Property, except to the extent that any such instrument expressly provides that this Lease is superior. The foregoing subordination provision is expressly conditioned upon any lessor or mortgagee being obligated and bound to recognize Tenant as the tenant under this Lease, and such lessor or mortgagee shall have no right to disturb Tenant’s possession, use and occupancy of the Leased Property or Tenant’s enjoyment of its rights under this Lease unless and until an Event of Default occurs hereunder. Any foreclosure action or proceeding by any mortgagee with respect to the Leased Property shall not affect Tenant’s rights under this Lease and shall not terminate this Lease unless and until an Event of Default occurs hereunder. The foregoing provisions will be self-operative, and no further instrument will be required in order to effect them. However, Tenant shall execute, acknowledge and deliver to Landlord, at any time and from time to time upon demand by Landlord, such reasonable documents as may be reasonably requested by Landlord or any mortgagee or any holder of any mortgage or other instrument described in this section, to confirm or effect any such subordination, provided that any such document shall include a nondisturbance provision as set forth in this section satisfactory to

Tenant. Any mortgagee of the Leased Property shall be deemed to be bound by the nondisturbance provision set forth in this section.

21.3 Attornment. Subject to Section 21.2, if any holder of any mortgage, indenture, deed of trust, or other similar instrument described in §21.2 succeeds to Landlord’s interest in the Leased Property, Tenant will pay to such holder all Rent subsequently payable under this Lease without further consent or approval by Landlord. Landlord and Tenant acknowledge that Tenant shall, upon request of anyone succeeding to the interest of Landlord, automatically become the tenant of, and attorn to, such successor in interest without changing this Lease. The successor in interest will not be bound by [i] any payment of Rent for more than one month in advance; [ii] any amendment or modification of this Lease made after such date of succession without its consent as provided in this Lease; [iii] any claim against Landlord arising prior to the date on which the successor succeeded to Landlord’s interest except if such claim relates to a default which is continuing as of and following the succession of such holder; or [iv] any claim or offset of Rent against Landlord. Upon request by Landlord or such successor in interest and without cost to Landlord or such successor in interest, Tenant will execute, acknowledge and deliver a reasonable and customary instrument or instruments confirming the attornment.

21.4 Estoppel Certificates. At the request of Landlord or Tenant (the “Requesting Party”), the other party (the “Certifying Party”) shall execute, acknowledge, and deliver an estoppel certificate, in customary and recordable form, in favor of the Requesting Party, or any mortgagee or purchaser of the Leased Property, the Leasehold Mortgagee, or assignee of the Requesting Party’s interest in the Lease certifying the following: [i] that the Lease is unmodified and in full force and effect, or if there have been modifications that the same is in full force and effect as modified and stating the modifications; [ii] the date to which Rent and other charges have been paid; [iii] whether Tenant or Landlord is in default or whether there is any fact or condition which, with notice or lapse of time, or both, would constitute a default, and specifying any existing default, if any; [iv] that Tenant has accepted and occupies the Leased Property; [v] that the Certifying Party has no defenses, setoffs, deductions, credits, or counterclaims against the Requesting Party, if that be the case, or specifying such that exist; and [vi] such other information as may reasonably be requested by the Requesting Party or any mortgagee, purchaser or assignee. Any purchaser, assignee or mortgagee (including without limitation, the Leasehold Mortgagee) may rely on this estoppel certificate. If the Certifying Party fails to deliver the estoppel certificates to the Requesting Party within 20 days after the request of the Requesting Party, then the Certifying Party shall be deemed to have certified that [a] the Lease is in full force and effect and has not been modified, or that the Lease has been modified as set forth in the certificate delivered to the Certifying Party; [b] Tenant has not prepaid any Rent or other charges except for the current month; [c] Tenant has accepted and occupies the Leased Property; [d] neither Tenant nor Landlord is in default nor is there any fact or condition which, with notice or lapse of time, or both, would constitute a default; and [e] the Certifying Party has no defenses, setoffs, deductions, credits, or counterclaims against the Requesting Party.

ARTICLE 22: RESERVED

ARTICLE 23: LEASEHOLD MORTGAGE

23.1 Notice to Landlord. Tenant may mortgage Tenant’s interest in the Leased Property to a Lender in accordance with the terms of this Lease; provided that, the Leased Property shall have no more than two Leasehold Mortgages in place at any time. Landlord acknowledges that because the Leased Property includes parcels located in multiple counties that multiple mortgage documents evidencing the single grant of each Leasehold Mortgage may be recorded. If the holder of the Leasehold Mortgage shall provide Landlord with a true copy of the Leasehold Mortgage and the name and address of the Leasehold Mortgagee (as hereinafter defined), Landlord and Tenant agree that the provisions of this section shall apply in respect to the Leasehold Mortgage. In the event of any assignment of a Leasehold Mortgage or in the event of a change of address of a Leasehold Mortgagee or of an assignee of the Leasehold Mortgage, notice of the new name and address shall be provided to Landlord.

23.2 [Intentionally deleted.]

23.3 Consent of Leasehold Mortgagee Required. No cancellation or surrender (other than a termination following the occurrence of an Event of Default) of this Lease shall be effective as to the Leasehold Mortgagee without the prior written consent of such Leasehold Mortgagee.

23.4 Lease Notices. Landlord, upon providing Tenant any notice of: (a) default under this Lease or (b) a termination of this Lease, shall at the same time provide a copy of such notice to the Leasehold Mortgagee. If Tenant does not cure the default within the time period provided under this Lease, or if there is no cure period, the Leasehold Mortgagee shall have an additional period of [i] thirty (30) days thereafter for remedying any default or acts or omissions which are the subject matter of such notice other than Rent defaults or causing the same to be remedied provided that such defaults are capable of being cured by the Leasehold Mortgagee or on behalf of the Leasehold Mortgagee or [ii] fifteen (15) days to remedy any Rent defaults which are the subject matter of such default notice specified in any such default notice. Landlord shall accept such performance by or at the instigation of the Leasehold Mortgagee as if the same had been performed by Tenant. Tenant authorizes each Leasehold Mortgagee to take any such action at the Leasehold Mortgagee’s option and does hereby authorize entry upon the Leased Property by the Leasehold Mortgagee for such purpose. If the Leasehold Mortgagee has failed to cure Tenant’s default or failed to exercise its rights under §23.7 within the above-mentioned time period, Landlord may exercise its rights and remedies specified in Article 8 hereunder, including termination of this Lease.

23.5 Notice of Default; Notice of Intention to Exercise Remedies. If Tenant is in default under its obligations to Lender, Lender shall give notice of such default to Landlord. In addition, if the Leasehold Mortgagee intends to commence taking steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgage or other appropriate means, the Leasehold Mortgagee shall provide Landlord notice of the same prior to commencement thereof and shall prosecute the same to completion with due diligence.

23.6 No Assumption of Obligations by Lender. For the purposes of this Article 23, the making of a Leasehold Mortgage shall not be deemed to constitute an assignment or Transfer of this Lease or of the leasehold estate hereby created, nor shall any Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the leasehold estate hereby created so as to require the Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder but the purchaser at any sale of this Lease and of the leasehold estate hereby created in any proceedings for the foreclosure of any Leasehold Mortgage, or the assignee or transferee of this Lease and of the leasehold estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Leasehold Mortgage, shall be deemed to be an assignee or transfer within the meaning of this §23.6, and shall be deemed to have agreed to perform all of the terms, covenants and conditions on the part of Tenant to be performed hereunder from and after the date of such purchase and assignment. Prior to any such purchase or assignment pursuant to a foreclosure or similar proceeding, or any transaction in lieu thereof, the Leasehold Mortgagee shall notify Landlord of the proposed transferee. Subject to any state or other governmental requirements, Landlord’s consent shall be required for any sale or assignment but such consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this section, it shall be reasonable for Landlord to take into consideration whether the proposed transferee (1) shall be a creditworthy entity with sufficient financial stability to satisfy its financial obligations under the Lease, (2) shall have (or the majority of its senior managers shall have) not less than four (4) years experience in operating health care facilities for the purpose of the applicable Facility’s Primary Intended Use, (3) has a favorable business and operational (including quality of care) reputation and character in the industry, (4) does not create operator concentration issues in connection with Landlord’s overall investment portfolio, and (5) shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Tenant to be performed hereunder from and after the date of such purchase and assignment. Leasehold Mortgagee shall also provide Landlord an original counterpart of each such purchase and sale agreement or instrument of assignment or transfer in lieu of foreclosure of any Leasehold Mortgage, duly executed by Tenant and such purchaser or assignee, as the case may be, in the form and substance satisfactory to Landlord.

23.7 New Lease. In the event of the termination of this Lease for any reason or if Lender chooses not to cure the default under §23.4, Landlord agrees to enter into a single new lease (“New Lease”) of the Leased Property with a tenant designated by Lender (“New Tenant”) for the remainder of the Term of this Lease, effective as of the date of termination, at the Base Rent and Additional Rent, and upon such other terms, covenants and conditions (including all options to renew and to purchase but excluding requirements which are not applicable or which have already been fulfilled) identical to this Lease; provided:

(a) The Leasehold Mortgagee shall make written request upon Landlord for such New Lease and inform Landlord of the proposed New Tenant during the cure period set forth in §23.4.

(b) Landlord approves the proposed New Tenant which approval shall not be unreasonably withheld, conditioned or delayed but subject to such considerations as are set forth in §23.6.

(c) At the time of the execution and delivery of such New Lease, the Leasehold Mortgagee or the New Tenant shall pay or cause to be paid to Landlord [i] any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination; [ii] all reasonable expenses, including reasonable attorneys’ fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and [iii] the amount of the outstanding straightline rent receivable accrued by Landlord under this Lease.

(d) The Leasehold Mortgagee or the New Tenant shall agree to remedy any of Tenant’s defaults which are reasonably susceptible of being so cured by Leasehold Mortgagee or the New Tenant.

(e) The New Tenant under such New Lease shall have the same right, title and interest in and to the Leased Property and the buildings and improvements thereon as Tenant had under this Lease.

(f) The New Tenant under any such New Lease shall be liable to perform the obligations imposed on Tenant by such New Lease only during the period such New Tenant under such New Lease has ownership of such leasehold estate.

23.8 [Intentionally deleted.]

23.9 Legal Proceedings. Landlord shall give each Leasehold Mortgagee prompt notice of any legal proceedings between Landlord and Tenant involving obligations under this Lease. Each Leasehold Mortgagee shall have the right to intervene in any such proceedings and be made a party to such proceedings, and the parties hereto do hereby consent to such intervention. In the event that any Leasehold Mortgagee shall not elect to intervene or become a party to any such proceedings, Landlord shall give the Leasehold Mortgagee notice of, and a copy of any decision made in, any such proceedings, which shall be binding on all Leasehold Mortgagees not intervening after receipt of notice of such proceedings.

23.10 Future Amendments. Landlord agrees to not unreasonably withhold its consent to amend this Lease to the extent reasonably requested by Lender, provided that such proposed amendments do not adversely affect the rights of Landlord or its interest in the Leased Property. All reasonable expenses incurred by Landlord in connection with any such amendment shall be paid by Tenant.

23.11 Non-Disturbance. At the Leasehold Mortgagee’s request, Landlord shall execute a written non-disturbance agreement with Tenant and the Leasehold Mortgagee, in form and substance reasonably satisfactory to the Leasehold Mortgagee and Landlord.

23.12 Notices. Notices from Landlord to the Leasehold Mortgagee shall be mailed to the address furnished Landlord pursuant to Section 23.1 and those from the Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 24.1 hereof. Such notices, demands and requests shall be given in the manner described in Section 24.1 and shall in all respects be governed by the provisions of that section.

23.13 Erroneous Payments. No payment made to Landlord by the Leasehold Mortgagee shall constitute agreement that such payment was, in fact, due under the terms of this

Lease; and the Leasehold Mortgagee having made any payment to Landlord pursuant to Landlord’s wrongful, improper or mistaken notice or demand shall be entitled to the return of any such payment or portion thereof provided such Leasehold Mortgagee shall have made demand therefor not later than three (3) months after the date of its payment..

ARTICLE 24: MISCELLANEOUS

24.1 Notices. Landlord, Tenant and Affiliate Subtenant hereby agree that all notices, demands, requests, and consents (hereinafter “notices”) required to be given pursuant to the terms of this Lease shall be in writing, shall be addressed to the addresses set forth in the introductory paragraph of this Lease, and shall be served by [i] personal delivery; [ii] certified mail, return receipt requested, postage prepaid; or [iii] nationally recognized overnight courier. Notices to any Affiliate Subtenant should be sent c/o Tenant at Tenant’s address set forth in the introductory paragraph. All notices shall be deemed to be given upon the earlier of actual receipt or three days after mailing, or one Business Day after deposit with the overnight courier. Any notices meeting the requirements of this section shall be effective, regardless of whether or not actually received. Landlord or Tenant may change its notice address at any time by giving the other party notice of such change.

24.2 Advertisement of Leased Property. In the event the parties hereto have not executed a renewal Lease within 120 days prior to the expiration of this Lease, or Tenant has not exercised its Option to Purchase, then Landlord or its agent shall have the right to enter the Leased Property upon three (3) days prior written notice at all reasonable times and without unreasonable interference to Tenant’s business for the purpose of exhibiting the Leased Property to others and to place upon the Leased Property for and during the period commencing 120 days prior to the expiration of this Lease, “for sale” or “for rent” notices or signs.

24.3 Entire Agreement. This Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof. No representations, warranties, and agreements have been made by Landlord except as set forth in this Lease. No oral agreements or understandings between Landlord and Tenant shall survive execution of this Lease.

24.4 Severability. If any term or provision of this Lease is held or deemed by Landlord to be invalid or unenforceable, such holding shall not affect the remainder of this Lease and the same shall remain in full force and effect, unless such holding substantially deprives Tenant of the use of the Leased Property or Landlord of the rents herein reserved, in which event this Lease shall forthwith terminate as if by expiration of the Term.

24.5 Captions and Headings. The captions and headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

24.6 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Ohio, except as to matters under which the laws of a State in which a respective Facility is located, or under applicable procedural conflicts of laws rules, require the application of laws of such other State, in which case the laws or conflicts of laws rules, as the case may be, of such State shall govern to the extent required.

24.7 Memorandum of Lease. Tenant shall not record this Lease. Tenant shall, however, record a memorandum of lease substantially in the form and substance attached hereto as Exhibit F.

24.8 Waiver. No waiver by Landlord of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant, nor shall the acceptance of Rent by Landlord at any time when Tenant or Affiliate Subtenant is in default in the performance or observance of any condition or covenant herein be construed as a waiver of such default, or of Landlord’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing default.

24.9 Binding Effect. This Lease will be binding upon and inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord, Tenant and Affiliate Subtenant.

24.10 No Offer. Landlord’s submission of this Lease to Tenant is not an offer to lease the Leased Property, or an agreement by Landlord to reserve the Leased Property for Tenant. Neither Landlord nor Tenant will be bound to the other until Tenant has duly executed and delivered duplicate original leases to Landlord, and Landlord has duly executed and delivered one of these duplicate original leases to Tenant.

24.11 Modification. This Lease may only be modified by a writing signed by both Landlord and Tenant. All references to this Lease, whether in this Lease or in any other document or instrument, shall be deemed to incorporate all amendments, modifications and renewals of this Lease, made after the date hereof. Tenant shall pay to Landlord all of Landlord’s reasonable attorney’s fees and expenses and other reasonable out-of-pocket expenses incurred in connection with Landlord’s evaluation of Tenant’s request, the preparation of any documents and amendments, the subsequent amendment of any documents between Landlord and its collateral pool lenders (if applicable), and all related matters.

24.12 Landlord’s Modification. Tenant acknowledges that Landlord may mortgage the Leased Property or use the Leased Property as collateral for collateralized mortgage obligations or Real Estate Mortgage Investment Companies (REMICS). If any mortgage lender of Landlord desires any modification of this Lease, Tenant agrees to consider such modification in good faith and to execute an amendment of this Lease if Tenant finds such modification acceptable, provided that Tenant shall not be required to modify the lease in any way which increases its monetary obligations or materially decreases any of its rights.

24.13 No Merger. The surrender of this Lease by Tenant or the cancellation of this Lease by agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option, terminate any subleases or operate as an assignment to Landlord of any subleases. Landlord’s option under this paragraph will be exercised by notice to Tenant and all known subtenants of the Leased Property.

24.14 Laches. No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

24.15 Limitation on Tenant’s Recourse. Tenant’s sole recourse against Landlord, and any successor to the interest of Landlord in the Leased Property, is to the interest of Landlord, and any such successor, in the Leased Property. Tenant will not have any right to satisfy any judgment which it may have against Landlord, or any such successor, from any other assets of Landlord, or any such successor. In this section, the terms “Landlord” and “successor” include the shareholders, venturers, and partners of “Landlord” and “successor” and the officers, directors, and employees of the same. The provisions of this section are not intended to limit Tenant’s right to seek injunctive relief or specific performance.

24.16 Construction of Lease. This Lease has been prepared by Landlord and its professional advisors and reviewed by Tenant and its professional advisors. Landlord, Tenant, and their advisors believe that this Lease is the product of all their efforts, that it expresses their agreement, and agree that it shall not be interpreted in favor of either Landlord or Tenant or against either Landlord or Tenant merely because of their efforts in preparing it.

24.17 Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original hereof.

24.18 Landlord’s Consent. Whenever Landlord’s consent is required under this Lease, such consent shall be in writing and shall not be unreasonably withheld or delayed.

24.19 Rule Against Perpetuities The options to purchase the Leased Property contained in this Lease shall be effective only until, and not after, 21 years less one day shall have elapsed after the death of the last descendant surviving on the date hereof of George W. Bush.

24.20 Landlord’s Status as a REIT. Tenant acknowledges that Landlord (or a Landlord Affiliate) has elected and may hereafter elect to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code.

24.21 Exhibits. All of the exhibits referenced in this Lease are attached hereto and incorporated herein.

24.22 WAIVER OF JURY TRIAL. LANDLORD, TENANT AND AFFILIATE SUBTENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ON ALL MATTERS ARISING OUT OF THIS LEASE OR THE USE AND OCCUPANCY OF THE LEASED PROPERTY (EXCEPT CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE). IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING FOR NONPAYMENT OF RENT, TENANT AND AFFILIATE SUBTENANT WILL NOT

INTERPOSE, AND WAIVES THE RIGHT TO INTERPOSE, ANY COUNTERCLAIM IN ANY SUCH PROCEEDING.

24.23 CONSENT TO JURISDICTION. TENANT AND SUBTENANT HEREBY IRREVOCABLY SUBMIT AND CONSENT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING JURISDICTION OVER THE STATE OF OHIO OR ANY COUNTY IN WHICH A FACILITY IS LOCATED FOR ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO [I] THE COMMITMENT; [II] THIS LEASE; OR [III] ANY DOCUMENT EXECUTED BY TENANT OR SUBTENANT IN CONNECTION WITH THIS LEASE. TENANT AND SUBTENANT HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT TENANT AND SUBTENANT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. TENANT AND SUBTENANT AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

TENANT AND SUBTENANT AGREE NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST LANDLORD OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT OR PROPERTY OF LANDLORD, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THE COMMITMENT, THIS LEASE OR ANY RELATED DOCUMENT IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER THE STATE OF OHIO.

TENANT AND SUBTENANT HEREBY CONSENT TO SERVICE OF PROCESS BY LANDLORD IN ANY MANNER AND IN ANY JURISDICTION PERMITTED BY LAW. NOTHING HEREIN SHALL AFFECT OR IMPAIR LANDLORD’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW, OR LANDLORD’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST TENANT, SUBTENANT OR THE PROPERTY OF TENANT OR SUBTENANT IN THE COURTS OF ANY OTHER JURISDICTION.

24.24 [Intentionally deleted.]

24.25 Survival. The following provisions shall survive termination of the Lease: Article 8 (Defaults and Remedies); Article 9 (Damage and Destruction); Article 10 (Condemnation); §15.9 (Transfer of License and Facility Operations); §15.10 (Bed Operating Rights); Article 19 (Holdover and Surrender); §20.6 (Retention of Letter of Credit) and §24.25 (Survival).

24.26 Time. Time is of the essence in the performance of this Lease.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Lease or caused the same to be executed by their respective duly authorized officers as of the date first set forth above.

Signed and acknowledged in the presence of:		HCRI MASSACHUSETTS PROPERTIES TRUST

Signature	/s/ Rita J. Rogge
Print Name	Rita J. Rogge	By:	HCRI Massachusetts Properties, Inc., as Trustee, and not
individually, and subject to the provisions of the
Signature	/s/ Kathleen A. Sullivan		Declaration of Trust of HCRI Massachusetts Properties
Print Name	Kathleen A. Sullivan		Trust filed with the Secretary of the Commonwealth of
Massachusetts and the City Clerk of Boston

			By:	/s/ Erin C. Ibele
Erin C. Ibele
Vice President – Administration
and Corporate Secretary

			By:	/s/ Michael A. Crabtree
Michael A. Crabtree
Treasurer

HCRI MASSACHUSETTS PROPERTIES TRUST II

		By:	HCRI Massachusetts Properties, Inc., as Trustee, and not
individually, and subject to the provisions of the
Declaration of Trust of HCRI Massachusetts Properties
Trust II filed with the Secretary of the Commonwealth of
Massachusetts and the City Clerk of Boston

			By:	/s/ Erin C. Ibele
Erin C. Ibele
Vice President – Administration
and Corporate Secretary

			By:	/s/ Michael A. Crabtree
Michael A. Crabtree
Treasurer

`		HEALTH CARE REIT, INC.

Signature	/s/ Rita J. Rogge	By:	/s/ Erin C. Ibele
Print Name	Rita J. Rogge		Erin C. Ibele
Vice President – Administration
Signature	/s/ Kathleen A. Sullivan		and Corporate Secretary
Print Name	Kathleen A. Sullivan
(signing solely for purposes of §1.5 appointment of agency)

KINDRED HOSPITALS EAST, L.L.C.

Signature	/s/ Timothy G. Slavin	By:	Douglas L. Curnutte
Print Name	Timothy G. Slavin		Douglas L. Curnutte
Vice President of Facilities and
Signature	/s/ Elizabeth Mandell		Real Estate Development
Print Name	Elizabeth Mandell
		Tax I.D. No.:	52-2085557

STATE OF OHIO	)
) SS:
COUNTY OF LUCAS	)

The foregoing instrument was acknowledged before me this 20th day of February, 2006 by Erin C. Ibele, the Vice President-Administration and Corporate Secretary, and Michael A. Crabtree, the Treasurer of HCRI Massachusetts Properties, Inc., a Delaware corporation, as Trustee, on behalf of and as the free act and deed of HCRI Massachusetts Properties Trust, a Massachusetts business trust.

/s/ Rita J. Rogge
Notary Public

My Commission Expires:	8-26-2010	[SEAL]

STATE OF OHIO	)
) SS:
COUNTY OF LUCAS	)

The foregoing instrument was acknowledged before me this 20th day of February, 2006 by Erin C. Ibele, the Vice President-Administration and Corporate Secretary, and Michael A. Crabtree, the Treasurer of HCRI Massachusetts Properties, Inc., a Delaware corporation, as Trustee, on behalf of and as the free act and deed of HCRI Massachusetts Properties Trust II, a Massachusetts business trust.

/s/ Rita J. Rogge
Notary Public

My Commission Expires:	8-26-2010	[SEAL]

STATE OF OHIO	)
) SS:
COUNTY OF LUCAS	)

The foregoing instrument was acknowledged before me this 20th day of February, 2006 by Erin C. Ibele, the Vice President-Administration and Corporate Secretary, of Health Care REIT, Inc., a Delaware corporation, on behalf of the corporation.

/s/ Rita J. Rogge
Notary Public

My Commission Expires:	8-26-2010	[SEAL]

COMMONWEALTH OF MASSACHUSETTS

Suffolk, ss.

On this 20th day of February 2006, before me, the undersigned notary public, personally appeared Douglas L. Curnutte, the Vice President of Facilities and Real Estate Development of KINDRED HOSPITALS EAST, L.L.C. and proved to me through satisfactory evidence of identification, which was a Kentucky Driver’s License, to be the person whose name is signed on this document, and acknowledged to me that he signed it voluntarily in his capacity as Vice President of Facilities and Real Estate Development, for its stated purpose, as his free act and deed and the free act and deed of KINDRED HOSPITALS EAST, L.L.C.

/s/ Courtney E. Griffin
Notary Public
My commission expires: 1-17-2008

THIS INSTRUMENT PREPARED BY:

Cynthia L. Rerucha, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, Ohio 43624-1573

SCHEDULE 1: INITIAL RENT SCHEDULE

EXHIBIT A: LEGAL DESCRIPTIONS

CONSISTING OF EXHIBIT A-1 THROUGH EXHIBIT A-4

EXHIBIT A-1: LEGAL DESCRIPTION

Facility Name: Kindred Hospital Northeast - Braintree

Real property in the County of Norfolk, Commonwealth of Massachusetts, described as follows:

A certain parcel of land situated in Braintree, Norfolk County, Massachusetts, being shown as Parcel “A2” on a plan entitled, “ANR Subdivision Plan at South Street in Braintree MA”, recorded with the Norfolk County Registry of Deeds as Plan No. 237 of 2002 in Plan Book 495.

Together with, but subject to, non-exclusive easements as set forth in Access and Easement Agreement by and between the County of Norfolk and Lahaina Realty Partnership dated February 20, 1998 and recorded with the Norfolk Registry Deeds on February 23, 1998 as Instrument No. 22008, Book 12287, Page 154 and filed as Land Court Document No. 784211.

EXHIBIT A-2: LEGAL DESCRIPTION

Facility Name: Kindred Hospital Park View and

Park View Rehabilitation and Nursing Center

Real property in the County of Hampden, Commonwealth of Massachusetts, described as follows:

PARCELS I & II:

Two certain parcels of land, with the buildings and improvements thereon, situate in Springfield, Hampden County, Massachusetts, more particularly bounded and described as follows:

Parcel I

Beginning at an iron pin to be set in the northerly line of State Street a distance of fifty four and 07/100 (54.07) feet from the intersection of the northerly line of State Street and the easterly line of Blunt Park Road; running thence N32°-18’-10”E along the northerly line of State street five hundred fifty two and 12/100 (552.12) feet to a point; thence N39°-17’-02”W along land of the City of Springfield four hundred thirty five and 66/100 (435.66) feet to a point; thence S50°-42’-58”W along land of the City of Springfield eight and 34/100 (8.34) feet to a point; thence N39°-19’-23”W along land of the City of Springfield sixty seven and 26/100 (67.26) feet to a point; thence N39°-16’-25”W along land of the City of Springfield fifty eight and 03/100 (58.03) feet to a point; thence N50°-43’-35”E along land of the City of Springfield two hundred ninety seven and 99/100 (297.99) feet to a point; thence N39°-20’-15”W along land of various owners two hundred sixty six and 09/100 (266.09) feet to a granite stone bound; thence S50°-38’-47”W along land of the Commonwealth of Massachusetts three hundred sixty eight and 13/100 (368.13) feet to a point; thence S45°-04’-01”W along land of The Springfield Hobby Club Housing, Inc. two hundred ninety and 00/100 (290.00) feet to an iron pin; thence S43°-58’15-”E along land of The Springfield Hobby Club Housing, Inc. eighteen and 00/100 (18.00) feet to an iron pin; thence S46°-01-’45”W along land of The Springfield Hobby Club Housing, Inc. two hundred six and 87/100 (206.87) feet to a point; thence S42°-13’-39”E along land of The Springfield Park Department nine hundred thirty eight and 79/100 (938.79) feet to the point of beginning.

Said parcel contains five hundred sixty four thousand eight hundred fifty six (565,856) square feet and is shown as parcel 2 on a plan entitled “Plan of Land, Municipal Hospital Property State Street and Blunt Park Road Owned by the City of Springfield” Scale 1”=50’, Date: February 1996, which plan is recorded with the Hampden County Registry of Deeds in Plan Book 299 as Plan No. 63.

Parcel 2

Beginning at a granite stone bound found in the easterly line of Blunt Park Road and the northerly line of State Street; thence N38°-38’-10”E along the northerly line of State Street a distance of sixteen and 45/100 (16.45) feet to a granite stone bound found; thence N32°-18’-10”E along the northerly line of State Street a distance of thirty seven and 62/100 (37.62) feet to an iron pin to be set; thence N42°-13’-39”W along land of the City of Springfield a distance of nine hundred thirty eight and 79/100 (938.79) feet to a point; thence S46°-01’-45”W along land of The Springfield Hobby Club Housing, Inc. a distance of forty three and 13/100 (43.13) feet to a point; thence S31°-01’-40”E along the easterly line of Blunt Park Road a distance of fifty six and 32/100 (56.32) feet to a granite stone bound found; thence southeasterly along the easterly line of Blunt Park Road by a curve to the left having a radius of one thousand three hundred two and 03/100 (1302.03) feet an arc distance of three hundred fifty and 41/100 (350.41) feet to a granite stone bound found; thence southeasterly along the easterly line of Blunt Park Road by a curve to the right having a radius of seven thousand four hundred seventy six and 12/100 (7476.12) feet an arc distance of three hundred sixty three and 17/100 (363.17) feet to a granite stone found; thence S43°-40’-00”E along the easterly line of Blunt Park Road a distance of one hundred eighty three and 58/100 (183.58) feet to the point of beginning.

Said parcel is shown as land of “City of Springfield Park Department” on said plan.

Together with the benefit of a parking easement granted by the City of Springfield, recorded with the Hampden County Registry of Deeds in Book 9710, page 581.

PARCEL III:

All those certain parcels of land, together with the buildings and other improvements thereon and appurtenances thereto located in the City of Springfield and formerly known as Springfield Health Department, the so-called East Campus and more particularly bounded and described as follows:

Beginning at a stone bound in the northerly line of State Street said bound S 32°-06’-40” W a distance of one hundred twelve and 06/100 (112.06) feet from the intersection of the northerly line of State Street and the westerly line of Ionia Street;

Running thence N 39°-20’-15” W along land of various owners four hundred sixty-four and 34/100 (464.34) feet to a point;

Thence S 50°-43’-35” W two hundred ninety-seven and 99/100 (297.99) feet to a point;

Thence S 39°-16’25” E fifty-eight and 03/100 (58.03) feet to a point;

Thence S 39°-19’-23” E sixty-seven and 26/100 (67.26) feet to a point;

Thence N 50°-42’58” E eight and 34/100 (8.34) feet to a point;

Thence S 39°-17’-02” E four hundred thirty-five and 66/100 (435.66) feet to a point in the northerly line of State Street;

Thence N 32°-18’10” E along the northerly line of State Street three hundred five and 70/100 (305.70) feet to the point of beginning.

2

Said parcel contains one hundred forty-nine thousand six hundred forty-two (149,642) square feet and is more particularly shown as Parcel 1 on a plan entitled, “Plan of Land, Municipal Hospital Property State Street and Blunt Park Road Owned by the City of Springfield” scale 1” = 50’, Date: February 1996, which plan is recorded with the Hampden County Registry of Deeds in Plan Book 299, Plan No. 63.

3

EXHIBIT A-3: LEGAL DESCRIPTION

Facility Name: Goddard Rehabilitation and Nursing Center and

Kindred Hospital Northeast - Stoughton

Real property in the County of Norfolk, Commonwealth of Massachusetts, described as follows:

All those certain parcels of registered and unregistered land with the buildings thereon situated at Summer Street, in Stoughton, Norfolk County, Massachusetts, all more particularly described as Lot A on a plan entitled “Approval Not Required Subdivision Plan of Land, Goddard Memorial Hospital in Stoughton, Massachusetts (Norfolk County), dated October 25, 1993, recorded with Norfolk County Registry of Deeds as Plan 77, A of 2 of 1995, in Plan Book 428. Included in the foregoing is the following parcel of registered land: Lot 5 on a plan filed with the Norfolk County Registry District of the Land Court as Land Court Plan No. 26978C.

EXHIBIT A-4: LEGAL DESCRIPTION

Facility Name: The Meadows Rehabilitation and Nursing Center and

Kindred Hospital Park View - Central Mass.

Real property in the County of Worcester, Commonwealth of Massachusetts, described as follows:

A certain piece of land in Leicester, Worcester County, Massachusetts on the northeasterly side of Huntoon Memorial Highway, also known as State Road 56, depicted as Lot 5-A on a plan entitled, “Plan of Land Prepared for David A. Cooper, et al” dated September 16, 1993 and prepared by Charles L. Rowley & Associates and recorded with the Worcester County Registry of Deeds in Plan Book 676, Plan No. 81. Said Lot No. 5-A on said Plan is bounded and described as follows:

Beginning at a point on the northeasterly sideline of Huntoon Memorial Highway (Route 56) at the most southwesterly corner of the lot to be described:

Thence N31°04’36” W along the northeasterly sideline of Huntoon Memorial Highway a distance of 37.12 feet to a point opposite an iron pipe and continuing in said sideline a distance of 213.40 feet to an iron rod at land of Edwin Buczak;

Thence N 78°42’27” E, along land of Buczak and along a stonewall a distance of 184.66 feet to a corner of stonewalls;

Thence N 08°21’20” W along land of said Buczak and along a stonewall a distance of 209.13 feet to a point at other land of David A. Cooper, et al;

Thence in line of land of said Cooper, N 80°02’46” E, a distance of 356.18 feet to a point at a corner of stonewalls;

Thence in line of land of Stephen P. Magnuson and Mary A. Magnuson and in line of land of I. Virginia Magnuson, S 07°25’20” E along a stone wall, a distance of 364.55 feet to a point;

Thence in line of land of I. Virginia Magnuson, S 14°31’28” E, along a stonewall a distance of 48.12 feet to a point opposite an iron pipe and continuing in the same course along said stonewall, a distance of 35.00 feet to a point;

Thence in line of remaining land of David A. Cooper, et al, S 80°02’46” W, a distance of 446.87 feet to the POINT OF BEGINNING.

EXHIBIT B: PERMITTED EXCEPTIONS

CONSISTING OF EXHIBIT B-1 THROUGH EXHIBIT B-4

EXHIBIT B-1: PERMITTED EXCEPTIONS

Facility Name: Kindred Hospital Northeast – Braintree

2001 Washington Street, Braintree, Massachusetts 02184

1.	The lien of real estate taxes and other governmental charges not yet due and payable and the lien of municipal betterments assessed after the Effective Date of this Lease.

2.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

3.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K Northeast Specialty Hospital - Braintree, 2001 Washington Street, Braintree, MA County of Norfolk” drawn by American National llc, dated July 22, 2005, most recently revised September 14, 2005, Reference No. 20050110-003 (the “Survey”):

a.	Water lines serving premises encroaches onto adjacent property;

b.	Building encroaches into building setback line;

c.	Electric lines serving premises encroach onto adjacent property;

d.	Paved driveway encroaches onto adjacent property;

e.	Gravel Walkway encroaches onto adjacent property by 120.56’; and

f.	Paved Walkway encroaches onto adjacent property by 59.21’.

4.	Utility easements and water easements reserved for the benefit of remaining land of the County of Norfolk, as set forth in Deed from the County of Norfolk to the County of Norfolk and Town of Braintree dated April 26, 1978 recorded in Book 5558, Page 282.

5.	Order of Taking for relocation of South Street filed with said District of the Land Court as Document No. 29840.

6.	Utility easement to New England Telephone and Telegraph Company filed as Document No. 422896.

7.	Easement and right of way for construction, maintenance, and operation of sewer granted by the County of Norfolk to the Town of Braintree recorded in Book 5414, Page 631.

8.	Terms and Provisions of Access and Easement Agreement by and between the County of Norfolk and Lahaina Realty Limited Partnership dated February 20, 1998 and recorded February 23, 1998 as Instrument No. 22008 in Book 12287, Page 154 and filed as Document No. 784211.

9.	20 foot wide sewer easement granted to the Town of Braintree recorded with said Deeds in Book 3447, Page 490.

EXHIBIT B-2: PERMITTED EXCEPTIONS

Facility Name: Kindred Hospital Park View and

Park View Rehabilitation and Nursing Center

1400-1414 State Street, Springfield, Massachusetts 01109

1.	The lien of real estate taxes and other governmental charges not yet due and payable and the lien of municipal betterments assessed after the Effective Date of this Lease.

2.	The rights of the parties in possession pursuant to the Assigned Leases and Tenancies

3.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

4.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K Park View Specialty Hospital 1400 State Street Springfield, MA County of Hampden” drawn by American National llc, dated July 27, 2005, last revised October 12, 2005, Reference No. 20050110-012 (the “Survey”):

a.	Adjoiner’s fence encroaches onto this property 11.12’ and 4.57’;

b.	Driveway encroaches onto adjacent property;

c.	Gas utility line encroaches onto adjacent property.

5.	Common law party wall rights.

6.	Notice of Variance recorded with Hampden Registry of Deeds at Book 9685, Page 523, as affected by Corrective Notice of Variance recorded December 10, 1996 at Book 9708, Page 263.

7.	Notice of Activity and Use Limitation under M.G.L. Ch. 21, sec. 6 and 310 CMR 40.0000 dated December 10, 1996 and recorded with Hampden Registry of Deeds at Book 9710, Page 528, as affected by Notice of Activity and Use Limitation dated January 30, 1998, recorded in Book 10146, Page 329.

8.	Decision by the City of Springfield, recorded with said Deeds, Book 11247, Page 553.

EXHIBIT B-3: PERMITTED EXCEPTIONS

Facility Name: Goddard Rehabilitation and Nursing Center and

Kindred Hospital Northeast - Stoughton

1.	The lien of real estate taxes and other governmental charges not yet due and payable and the lien of municipal betterments assessed after the Effective Date of this Lease.

2.	The rights of tenants and parties in possession pursuant to the Assigned Leases and Tenancies.

3.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

4.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K Goddard Rehab. & Nursing Center 909 Sumner Street Stoughton, MA County of Norfolk” drawn by American National llc, dated July 28, 2005, revised through October 7, 2005, Reference No. 20050110-14 (the “Survey”): a. Fence encroaching into Cole Drive easement identified in paragraph 10 below.

5.	Rights in a grant of a main drain easement to the Town of Stoughton dated October 17, 1961, recorded in Book 3989, Page 362, filed as Document No. 223968.

6.	Slope easements taken by Order of the Norfolk County Commissioners in connection with the widening of Sumner Street by instrument dated February 18, 1964, recorded in Book 4146, Page 720, and filed as Document No. 252219.

7.	Easement for a main drain and common sewer to the Town of Stoughton dated February 6, 1974, recorded in Book 5022, Page 697 and filed as Document No. 341509.

8.	Grant to the Town of Stoughton of a well site easement by instrument dated September 25, 1984 and recorded in Book 6529, Page 487.

9.	Access easement to the well to the Town of Stoughton by instrument dated September 25, 1984, recorded in Book 6529, Page 490.

10.	Easement over Cole Drive as set forth in a deed from Samaritan Medical Center, Inc. to Goddard Health Services, Inc. dated December 14, 1994, filed as Document 709150.

11.	Restriction dated January 20, 1977, recorded at Book 5301, Page 611, filed as Document 366403, as modified by an instrument entitled Modification of Restriction, dated February 4, 1981, recorded at Book 5858, Page 1, filed as Document 411198, as further affected by Second Modification Agreement dated October 20, 1989, recorded at Book 8464, Page 585, filed as Document 573434.

12.	Sub-Lease and Notice of Sub-Lease, Option to Purchase and Right of First Refusal with respect to Units 1K, 1C and 1D to Commonwealth Health Systems, Inc. recorded in Book 9382, Page 649.

13.	Notice of Lease of Unit IE (in fact a sublease) from the Trustees of “Goddard Memorial Hospital” Realty Trust (the name of record is GMH Realty Trust), the trust said to be dated October 29, 1989 (it was dated October 20, 1989) to Tri-County Pediatric Associates, which notice is dated September 14, 1990 and recorded in Book 8766, Page 516, but not registered.

14.	Lease from Lahaina Realty United Partnership to Good Samaritan Medical Center, Inc. as evidenced by Notice of Lease dated February 16, 1996, recorded February 21, 1996 at Book 11229, page 747 and filed as Document No. 731679.

15.	Lease from Lahaina Realty Limited Partnership to Good Samaritan Medical Center, Inc. as evidenced by Notice of Lease dated February 16, 1996, recorded February 21, 1996 at Book 11229, Page 751 and filed as Document No. 731681.

16.	Notice of Variance recorded at Book 3986, Page 523.

17.	Decision of the Zoning Board of Appeals recorded at Book 6508, Page 739.

18.	Decision of the Zoning Board of Appeals recorded at Book 6764, Page 507.

19.	Decision of the Zoning Board of Appeals recorded at Book 8762, Page 662 and filed as Document No. 591410.

20.	Decision filed as Document No. 628989 and recorded at Book 9290, Page 693.

21.	Decision filed as Document No. 702466 and recorded at Book 10786, Page 581.

22.	Decision recorded at Book 8668, Page 43.

23.	Decision recorded at Book 9713, Page 584.

24.	Order of Conditions (DEP File No. 298-81), acknowledged April 4, 1984 recorded at Book 7426, Page 697 and filed as Document No. 512862, as affected by Certificate of Compliance recorded in Book 11229, Page 699 and filed as Document No. 731676.

25.	Order of Conditions (DEP File No. 298-240), acknowledged May 15, 1990, recorded at Book 8714, Page 369, as affected by Certificate of Compliance, recorded at Book 11229, Page 701.

2

EXHIBIT B-4: PERMITTED EXCEPTIONS

Facility Name: The Meadows Rehabilitation and Nursing Center and

Kindred Hospital Park View – Central Mass.

111 Huntoon Memorial Highway, Rochdale, Massachusetts 01542

1.	The lien of real estate taxes and other governmental charges not yet due and payable and the lien of municipal betterments assessed after the Effective Date of this Lease.

2.	Title to and rights of the public and others entitled thereto in and to those portions of the insured premises lying within the bounds of adjacent streets, roads, and ways.

3.	The following matters as shown on the survey entitled “ALTA/ACSM Land Title Survey Special K The Meadows of Leicester 111 Huntoon Memorial Hwy (Route 56) Rochdale, MA County of Worcester” drawn by American National llc, dated July 25, 2005, Reference No. 20050110-010 (the “Survey”): a. Small portion of Unit Sign encroaches onto public road right-of-way by 1.20’; b. Building encroaches onto building setback line by 1.60’.

4.	Easement to Massachusetts Electric Company, dated July 22, 1994, recorded with said Deeds, Book 16510, Page 55.

5.	Order of Conditions issued by the Town of Leicester, recorded in Book 15527, Page 186.

EXHIBIT C: FACILITY INFORMATION

Facility Name Affiliate Subtenant	Street Address County	Facility Type (per license) Beds/Units

Goddard Rehabilitation and Nursing Center, Kindred Hospital Northeast-Stoughton, and Goddard Medical Office Building

(“Stoughton Facility”)

Kindred Braintree Hospital, L.L.C.

Goddard Nursing, L.L.C. (SNF sub-subtenant)

	909 Sumner Street, Stoughton, MA 02072 Norfolk County	Hospital (Satellite of Braintree) 88 licensed beds 88 operating beds Nursing Home 115 licensed beds 60 operating beds

Kindred Hospital Park View and Park View Rehabilitation and Nursing Center (“Springfield Facility”) Springfield Park View Hospital, L.L.C.	1400-1414 State Street Springfield, MA 01109 Hampden County	Hospital 127 licensed beds 107 operating beds Nursing Home 172 licensed beds 26 operating beds

Kindred Hospital Northeast – Braintree (“Braintree Facility”) Kindred Braintree Hospital, L.L.C.	2001 Washington Street Braintree, MA 02184 Norfolk County	Hospital 79 licensed beds 76 operating beds

The Meadows Rehabilitation and Nursing Center and Kindred Hospital Park View – Central Mass. (“Rochdale Facility”) Springfield Park View Hospital, L.L.C. Meadows Nursing, L.L.C. (SNF sub-subtenant)	111 Huntoon Memorial Highway Rochdale, MA 01542 Worcester County	Hospital (Satellite of Springfield) 47 licensed beds 47 operating beds Nursing Home 135 licensed beds 82 operating beds

EXHIBIT D: WIRE TRANSFER INSTRUCTIONS

HEALTH CARE REIT, INC.

WIRE TRANSFER INSTRUCTIONS

Bank:	KeyBank Cleveland, Ohio

ABA Number:	041001039

Account Name:	Health Care REIT, Inc.

Account Number:	353321001011

Notify:	Michael A. Crabtree

Phone:	(419) 247-2800

EXHIBIT E: DOCUMENTS TO BE DELIVERED

Tenant shall deliver each of the following documents to Landlord no later than the date specified for each document:

1. Unaudited Annual Financial Statement of Tenant, Affiliate Subtenant and Guarantor, and audited Annual Financial Statement of Parent and Facility Financial Statement within 90 days after the end of each fiscal year, and a certification of the applicable party stating that to the best of its knowledge, such Financial Statements are accurate.

2.	Annual Facility Budget not later than 60 days following the beginning of the next fiscal year.

3. Upon request of Landlord, a Quarterly Variance Report for each Facility, including occupancy, census, capital expenditures and operating revenues and expenses by line item with a detailed explanation of the cause of all material variances from the Annual Facility Budget (i.e., more than 10% for that line item) and a description of Tenant’s plans for eliminating all material variances.

4. Unaudited Quarterly Financial Statement of Tenant, Affiliate Subtenant and Guarantor, and audited Quarterly Financial Statement of Parent – within 45 days after the end of each quarter.

5. Monthly Facility Financial Statement – within 30 days after the end of each month.

6. Quarterly Accounts Receivable and Aging Reports as prepared by Parent.

7. Report of Annual Capital Expenditures as prepared by Tenant – within 60 days after the end of each fiscal year; if requested, additional reasonable support for capital expenditures within 30 days after Landlord’s request.

8. If applicable, Medicaid cost reports for each Facility – within 30 days after filing of the report with the State agency.

9. Notice of state and federal licensure material deficiencies or commencement of licensure revocation or decertification proceeding, notice of admissions ban, issuance of a provision or temporary license and notice of failure to comply with a plan of correction – within 10 Business Days after receipt by Tenant or Affiliate Subtenant and upon reasonable request of Landlord, copies of survey reports.

10. Certificate of insurance renewal prior to the expiration of each policy.

11. (a) After the occurrence of an Event of Default and while it is continuing, Tenant and Affiliate Subtenant shall provide to Landlord such documents that may be reasonably requested by Landlord related to such Event of Default within 10 Business Days after Landlord’s request.

(b) Provided that the terms of §15.9 are applicable, Tenant and Affiliate Subtenant shall provide to Landlord such documents as may be reasonably requested by Landlord within 10 Business Days after Landlord’s request. Tenant acknowledges that the following information constitutes reasonably requested information: [i] with respect to the skilled nursing facilities, a security deposit report, including resident name, date of move-in, security deposit, and corresponding security deposit bank account balance, with a monthly update of any changes; [ii] with respect to the skilled nursing facilities, a report accounting for all resident trust funds, including corresponding trust fund deposit bank accounts; [iii] a schedule and copies of any equipment leases; [iv] a schedule of all utility providers and utility deposits; [v] with respect to the skilled nursing facilities, a list of all rent concessions, including, but not limited to, free rent, rent reduction, community fee waivers, rate locks, rate guaranties and waivers of security deposits; [vi] with respect to the skilled nursing facilities, a copy of each private pay resident’s occupancy agreement and each Facility’s form of agreement; and [vii] a schedule of all employee vacation and sick days.

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EXHIBIT F: FORM OF MEMORANDUM OF LEASE

NOTICE OF LEASE

THIS NOTICE OF LEASE is made as of February 28, 2006 by and between HCRI MASSACHUSETTS PROPERTIES TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts (“Landlord”), HCRI MASSACHUSETTS PROPERTIES TRUST II, a business trust organized under the laws of the Commonwealth of Massachusetts (individually and collectively, the “Landlord”), and KINDRED HOSPITALS EAST, L.L.C., a limited liability company organized under the laws of the State of Delaware (the “Tenant”), and in accordance with Massachusetts General Laws, Chapter 183, §4, as amended, notice is hereby given of the following described Master Lease Agreement.

1. Lease. Landlord and Tenant have entered into and executed a Master Lease Agreement (the “Lease”) dated as of February 28, 2006 (“Effective Date”) relating to the real property described on Exhibit A attached hereto (“Subject Property”). Additional property other than the Subject Property may now be or may hereafter become subject to the Lease. The requisite Notice of Lease has been or will be filed in the appropriate jurisdictions with respect to such additional property. The property subject to the Lease also includes all machinery, equipment, furniture, furnishings, movable walls or partitions, computers (and all associated software), trade fixtures and other personal property (but excluding consumable inventory and supplies owned by Tenant) used in connection with the Leased Property, together with all replacements and alterations thereof and additions thereto that pursuant to the terms of the Lease become the property of Landlord during the term of the Lease.

2. Address of Landlord. Landlord’s address as set forth in the Lease is One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio 43603-1475.

3. Address of Tenant. Tenant’s address as set forth in the Lease is 680 South Fourth Avenue, Louisville, Kentucky 40202.

4. Term of Lease. The initial term (“Initial Term”) of the Lease commences on the Effective Date and expires at 12:00 Midnight Eastern Time on February 28, 2021 (“Expiration Date”); provided, however, that Tenant has the option to renew the Lease for one or more renewal terms as set forth in the Lease.

5. Option to Purchase. Tenant has one or more options to purchase the Subject Property upon the terms and conditions set forth in the Lease.

6. Mechanic’s Liens. The Lease provides that Tenant shall have no authority to permit or create a lien against Landlord’s interest in the Subject Property.

7. Incorporation of Lease. The Lease is unrecorded and is herein expressly incorporated by reference for a complete statement of the rights and obligations of Landlord and Tenant with respect to the Subject Property. Any conflict between this Notice of Lease and the Lease shall be governed by the terms of the Lease.

8. Release. Tenant agrees to promptly execute a release of this Notice of Lease at any time after the Lease has terminated.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Notice of Lease as of the date first set forth above.

HCRI MASSACHUSETTS PROPERTIES TRUST

By:	HCRI Massachusetts Properties, Inc., as Trustee, and not individually, and subject to the provisions of the Declaration of Trust of HCRI Massachusetts Properties Trust filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston

By:
Erin C. Ibele
Vice President-Administration
and Corporate Secretary

By:
Michael A. Crabtree
Treasurer

HCRI MASSACHUSETTS PROPERTIES TRUST II

By:	HCRI Massachusetts Properties, Inc., as Trustee, and not individually, and subject to the provisions of the Declaration of Trust of HCRI Massachusetts Properties Trust II filed with the Secretary of the Commonwealth of Massachusetts and the City Clerk of Boston

By:
Erin C. Ibele
Vice President-Administration
and Corporate Secretary

By:
Michael A. Crabtree
Treasurer

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KINDRED HOSPITALS EAST, L.L.C.

By:

Title:

STATE OF OHIO	)
) SS:
COUNTY OF LUCAS	)

The foregoing instrument was acknowledged before me this      day of February, 2006 by Erin C. Ibele, the Vice President-Administration and Corporate Secretary, and Michael A. Crabtree, the Treasurer of HCRI Massachusetts Properties, Inc., a Delaware corporation, as Trustee, on behalf of and as the free act and deed of HCRI Massachusetts Properties Trust, a Massachusetts business trust.

Notary Public

My Commission Expires:	[SEAL]

STATE OF OHIO	)
) SS:
COUNTY OF LUCAS	)

The foregoing instrument was acknowledged before me this      day of February, 2006 by Erin C. Ibele, the Vice President-Administration and Corporate Secretary, and Michael A. Crabtree, the Treasurer of HCRI Massachusetts Properties, Inc., a Delaware corporation, as Trustee, on behalf of and as the free act and deed of HCRI Massachusetts Properties Trust II, a Massachusetts business trust.

Notary Public

My Commission Expires:	[SEAL]

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COMMONWEALTH OF MASSACHUSETTS

                    , ss.

On this      day of February 2006, before me, the undersigned notary public, personally appeared                                              , the                                                   of KINDRED HOSPITALS EAST, L.L.C. and proved to me through satisfactory evidence of identification, which was                                                       to be the person whose name is signed on this document, and acknowledged to me that he signed it voluntarily as                                                       for its stated purpose as his free act and deed and the free act and deed of KINDRED HOSPITALS EAST, L.L.C.

Notary Public
My commission expires:

THIS INSTRUMENT PREPARED BY:

Oksana M. Ludd, Esq.

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, Ohio 43624-1573

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EXHIBIT A: LEGAL DESCRIPTION

Facility Name:

EXHIBIT G: ASSIGNED LEASES AND TENANCIES

GODDARD MEDICAL OFFICE BUILDING LEASES

Name of Tenant/Subtenant	Lease Date	S.F.	Premises
Guardian Anesthesia	Tenant-At-Will	712	Suite M201, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

Dr. Stan Rome d/b/a Health Training Center	July 8, 2004	750	“Trailer”, adjacent to Goddard Center, 909 Sumner Street, Stoughton, MA

Lexi Technology Solutions	April 1, 2004	104	Ground Floor, Goddard Center, 909 Sumner Street, Stoughton, MA

Caritas Good Samaritan Medical Practice Corporation	July 18, 2003	3,864	Suite 202, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

Sullivan Orthopedic Associates	June 1, 1999	13,840	Suite M302, Goddard Medical Office Building, 908 Sumner Street, Stoughton, MA

Good Samaritan Medical Center	February 16, 1996	2,264	Goddard Center, 909 Sumner Street, Stoughton, MA

Good Samaritan Medical Center	June 1, 1997	20,877	Goddard Center, 909 Sumner Street, Stoughton, MA

Good Samaritan Medical Center	February , 1996	3,000	Goddard Center, 909 Sumner Street, Stoughton, MA

Physician Practice Support	October 10, 2003	2,202	Suites 207 and 209, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

Tri-County Pediatric Associates, P.C.	Tenant-At-Will	5,787	M102, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

Commonwealth Health Systems	February 1, 2001	3,176	Suites M103, M107-M111, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

Commonwealth Health Systems	July 29, 2003	1,221	Suite 110, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

Teamwork Physical Therapy	February 27, 2001	4,874	Goddard Center, 909 Sumner Street, Stoughton

Dr. Scott M. Aronson, P.C.	January 10, 2003	2,210	Goddard Center, 909 Sumner Street, Stoughton, MA

Gateway Laboratory	May 17, 2000	788	Suite M-101, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

Gateway Laboratory	February 28, 2002	3,469	Ground Floor, Goddard Center, 909 Sumner Street, Stoughton, MA

Name of Tenant/Subtenant	Lease Date	S.F.	Premises
Gateway Laboratory	Tenant-At-Will	1,120	Ground Floor, Goddard Center, 909 Sumner Street, Stoughton, MA

Neurocare	December 17, 2005	1,623	Suite M203, Goddard Medical Office Building, 907 Sumner Street, Stoughton, MA

PARK VIEW LEASES

Name of Tenant/Subtenant	Lease Date	S.F.	Premises
Giggle Gardens	April 26, 2002	12,860	Park View Specialty Hospital and Rehabilitation Center, 1400 State Street, Springfield, MA

Giggle Gardens	April 22, 2005	4,000	Park View Specialty Hospital and Rehabilitation Center, 1400 State Street, Springfield, MA

Nextel Communications of the Mid-Atlantic, Inc.	October 25, 2000	3,600	1414 State Street, Springfield, MA

Omnipoint Communications (T-Mobile USA, Inc.)	November 25, 1998	100	1400 State Street, Springfield, MA

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